AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED OCTOBER 16, 2020

Veritransfer Inc.

 1859 Whitney Mesa Drive,

Henderson, NV, 89104

www.veritransfer.io

UP TO 5,000,000 SHARES OF COMMON STOCK

MINIMUM INVESTMENT: $500

We are offering a maximum of 5,000,000 shares of Common Stock on a "best efforts" basis.

SEE “SECURITIES BEING OFFERED” AT PAGE 24.

Common Stock	Price to Public	Underwriting Discount and Commission *	Proceeds to Issuer Before Expenses
Price Per Share	$2.00	$0.02	$1.98
Total Maximum	$10,000,000	$100,000	$9,900,000

*The company has engaged Dalmore Group, LLC, member FINRA/SIPC (“Dalmore”), to perform administrative and compliance related functions in connection with this offering, but not for underwriting or placement agent services. This includes the 1% commission, but it does not include the one-time set-up fee and consulting fee payable by the company to Dalmore. See “Plan of Distribution” for details.

The company expects that the amount of expenses of the offering that it will pay will be approximately $400,000, not including commissions or state filing fees.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 3.

Sales of these securities will commence on approximately,   _____, 2020.

The company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Implications of Being an Emerging Growth Company.”

In this Offering Circular, the term “Veritransfer,” “we,” “us,” “our,” or “the company” refers to Veritransfer Inc.; “CDN$” refers to Canadian Dollars; and “$” refers to US Dollars.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

Implications of Being an Emerging Growth Company

We are not subject to the ongoing reporting requirements of the Exchange Act of 1934, as amended (the “Exchange Act”) because we are not registering our securities under the Exchange Act. Rather, we will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

•	annual reports (including disclosure relating to our business operations for the preceding three fiscal years, or, if in existence for less than three years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),
•	semiannual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and
•	current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which our offering statement was qualified, if the securities of each class to which this offering statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, we may immediately suspend our ongoing reporting obligations under Regulation A.

If and when we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•	will not be required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

•	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•	may present only two years of audited financial statements and only two years of related MD&A; and

•	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards, and hereby elect to do so. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Securities and Exchange Commission’s (the “Commission”) rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

ii

SUMMARY

Company Overview

Veritransfer Inc. was incorporated in the State of Nevada on September 18, 2018. The company is headquartered in Las Vegas Nevada, and its principal operations are located in Henderson, Nevada. We are developing an application that will be a secure, private, software solution to promote safer gun culture that is apolitical in nature and looks to fill a demand for gun owners to more responsibly own firearms. We anticipate the commercial launch of our app will be in the first quarter of 2021.

Our Products

The company has developed a firearms lifestyle platform solution including a mobile application that gives gun owners and sellers a means to ensure firearms are sold and transferred to licensed and eligible persons. Veritransfer, which is an encrypted, private and secure network governed by gun owners and dealers themselves empowering each gun owner and dealer with 100% control over what information is made available and to whom it is made available in a gun ownership transfer or related transaction. The app is accessible to users for a monthly subscription fee and is based on IBM’s Hyperledger technology.

As part of the platform, the app, upon commercial launch can be downloaded from the Apple iTunes or Google Play Stores.

Key features include:

•	Removes any criminal association as a previous owner
•	Manage firearm inventory and legal ownership transfers
•	License eligibility verification
•	Records for insurance and theft claims
•	Unique Incentive and Rewards Program
•	Real-time safety reporting to law enforcement
•	Encrypted Data Storage

Our Mission

Through our digital platform we want to help individuals to more responsibly ensure proper, legal and safe gun ownership and transfers. Individual privacy matters, but so does the care, protection, and well-being of our communities.

The Offering

Securities offered	Maximum of 5,000,000 shares of Common Stock. See “Plan of Distribution.”

Common Stock outstanding before the Offering	16,292,000 Shares

Common Stock outstanding after the Offering (assuming a fully-subscribed offering) (1)	21,292,000 Shares

Use of proceeds	The net proceeds of this offering will be used in part to cover software development expenses related to our product and a portion of the proceeds will go towards other operating expenses including sales and marketing, business development, other legal, and general administration and office support functions. We will use a portion of the net proceeds to expand our management team. The details of our plans are set forth in our “Use of Proceeds” section. If the company does not raise sufficient proceeds from this offering, the company will continue to seek additional capital from its existing stockholders to finance the completion of the application’s development.

(1)	Does not include shares issuable upon the exercise of options issued under the Stock Option Plan (“Stock Plan”) or shares allocated for issuance pursuant to the Stock Plan.

Selected Risks Associated with Our Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

•	We are an early stage company with a limited operating history and have not yet generated any revenues.
•	Our auditor has issued a going concern opinion.
•	We may never have an operational application and developing new technologies entails significant risks and uncertainties.
•	The market for our on-demand app is new and unproven, and it is uncertain whether our services will achieve and sustain high levels of demand and market acceptance, which may harm our business prospects.
•	We cannot assure you that we will effectively manage our growth.
•	The loss of one or more of Veritransfer’s key personnel, or our failure to attract and retain other highly qualified personnel in the future, could harm our business.
•	Our costs may grow more quickly than our revenues, harming our business and profitability.
•	Our future success will depend on our ability to develop enhancements to our existing service and new services that keep pace with rapid technological developments.
•	If our security systems are breached, we may face civil liability, and public perception of our security measures could be diminished, either of which would negatively affect our ability to attract subscribers and other business partners.
•	We are and may continue to be significantly impacted by the worldwide economic downturn due to the COVID-19 pandemic.
•	As a growing company, we have to develop effective financial and operational processes and controls.
•	We have pending patent approvals that might be vulnerable.
•	We have applied for various patents that we may not get approval for and might not be able to protect properly.
•	The cost of enforcing our patents could prevent us from enforcing them.
•	Our ability to sell our product or services is dependent on US government regulations which can be subject to change at any time.
•	We expect to raise additional capital through equity offerings and to provide our employees with equity incentives. Therefore, your ownership interest in Veritransfer is likely to continue to be diluted.
•	Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.
•	There is no current market for any of our shares of stock.

We may not be able to successfully address any of these risks or others. Failure to adequately do so could seriously harm our business and cause our operating results to suffer.

RISK FACTORS

The Commission requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks related to our business and products

We are an early stage company with a limited operating history and have not yet generated any revenues.

Our company was formed on September 18, 2018. The company is in the development stages of its software and the Veritransfer mobile application and, accordingly, has a limited history upon which an investor can evaluate our performance and future prospects. The company has a short history, no customers, and effectively no revenue. Our current and proposed operations are subject to all business risks associated with new enterprises. These include likely fluctuations in operating results as we react to developments in our markets, difficulty in managing our growth and the entry of competitors into the market. We have incurred net losses to date and, because our platform is not yet operational, our financial statements do not reflect any operating revenues. We cannot assure you that we will be profitable in the foreseeable future or generate sufficient profits to pay dividends to the holders of the shares.

The company’s auditor has issued a “going concern” opinion.

Veritransfer’s auditor has issued a “going concern” opinion on its financial statements, which means the company may not be able to succeed as a business without additional financing. Veritransfer was incorporated in September 2018. As of December 31, 2019, the date of its financial statements, it has no revenues and is not close to profitability. The audit report states that the company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate cash from operating activities and/or to raise additional capital to fund its operations. The company’s failure to raise additional short-term capital could have a negative impact on not only their financial condition but also their ability to remain in business.

We may never have an operational application and developing new technologies entails significant risks and uncertainties.

It is possible that there may never be a commercially operational application available for customer use. We are currently in the research and development stage of our Veritransfer application. Delays or cost overruns in the development of our application and failure of the app to meet our performance estimates may be caused by, among other things, unanticipated technological hurdles, insufficient customer interest, changes to design, and regulatory hurdles. Any of these events could materially and adversely affect our operating performance and results of operations.

Even if we successfully establish our application, we may not be able to attract users in sufficient numbers to make it financially successful.

We are in the very early stages of developing our app and it is not yet operational. Our application’s success depends on obtaining, retaining and expanding our total user base and monetizing it by attracting paying subscribers. We must convince prospective users of the benefits of our service and keep them convinced of the value of our service. If we cannot attract sufficient numbers of users and keep them as subscribed ongoing users, we may not be able to make our product financially successful.

We do not have a history with our planned subscription model to predict the rate of customer subscriptions and renewals and the impact these renewals will have on our future revenue or operating results.

Our customers will have no obligation to renew their subscriptions for our service after the expiration of the initial subscription period. We have no historical data with respect to rates of customer subscription adoption and future renewals, so we cannot accurately predict customer renewal rates. Our customers’ renewal rates may decline or fluctuate as a result of a number of factors, including their dissatisfaction with our service and their ability to continue their operations and spending levels. If our customers do not renew their subscriptions for our service, our revenue may decline and our business will suffer.

Because we recognize revenue from subscriptions for our service over the term of the subscription, downturns or upturns in sales may not be immediately reflected in our operating results.

We will recognize revenue from customers monthly over the terms of their subscription agreements, which will typically range from 12 to 24 months, although terms can range from one to 48 months. As a result, much of the revenue we report in each quarter is deferred revenue from subscription agreements entered into during previous quarters. Consequently, a decline in new or renewed subscriptions in any one quarter or semi-annually will not necessarily be fully reflected in the revenue in that quarter and will negatively affect our revenue in future quarters. In addition, we may be unable to adjust our cost structure to reflect these reduced revenues. Accordingly, the effect of significant downturns in sales and market acceptance of our service may not be fully reflected in our results of operations until future periods. Our subscription model will also make it difficult for us to rapidly increase our revenue through additional sales in any period, as revenue from new customers must be amortized over the applicable subscription term.

The market for our on-demand app is new and unproven, and it is uncertain whether our services will achieve and sustain high levels of demand and market acceptance, which may harm our business prospects.

Our success will depend to a substantial extent on the willingness of FFL and firearm owners to increase their use of on-demand application services. Many enterprises have invested substantial personnel and financial resources to integrate traditional enterprise software into their businesses, and therefore may be reluctant or unwilling to migrate to our on-demand application services. Furthermore, some enterprises may be reluctant or unwilling to use on-demand application services because they have concerns regarding the risks associated with security capabilities, among other things, of the technology delivery model associated with these services. If enterprises do not perceive the benefits of on-demand application services, then the market for our services may not develop at all, or it may develop more slowly than we expect, either of which would significantly adversely affect our operating results. In addition, as a new company in this unproven market, we have limited insight into trends that may develop and affect our business. We may make errors in predicting and reacting to relevant business trends, which could harm our business.

We cannot assure you that we will effectively manage our growth.

Veritransfer’s employee headcount and the scope and complexity of our business will continue to increase significantly and we expect headcount growth to continue for the foreseeable future. The growth and expansion of our business and products create significant challenges for our management, operational, and financial resources, including managing relationships with multiple users, distributors, vendors, and other third parties. In the event of continued growth of the company’s operations or in the number of our third-party relationships, our information technology systems or internal controls and procedures may not be adequate to support our operations. We must continue to improve our operational, financial, and management processes and systems and to effectively expand, train, and manage our employee base. As we continue to grow, and have to implement more complex organizational management structures, we may find it increasingly difficult to maintain adequate oversight. This could negatively affect our business performance.

The loss of one or more of Veritransfer’s key personnel, or our failure to attract and retain other highly qualified personnel in the future, could harm our business.

Veritransfer currently depends on the continued services and performance of key members of its management team. The loss of key personnel could disrupt our operations and have an adverse effect on our business. We also believe that our future success will depend in large part on our ability to retain or attract highly qualified management, technical and other personnel. We may not be successful in retaining key personnel or in attracting other highly qualified personnel. If we are unable to retain or attract significant numbers of qualified management and other personnel, we may not be able to grow and expand our business.

Our costs may grow more quickly than our revenues, harming our business and profitability.

We will incur significant expenses to develop and launch our application, including software development and personnel costs. In addition, Veritransfer may need to increase marketing, sales, and other operating expenses in order to grow and expand its operations and to remain competitive. Increases in our costs may adversely affect our business and future profitability.

We may need to depend on third parties to market our product. If we are not able to contract successfully with reliable third parties, we may not be able to successfully launch our application and scale our operations.

The company will need the services of third-party providers to help with the technology, storage, marketing and distribution of our application. If we are unable to identify qualified third parties to perform a variety of these services or fail to properly supervise them, completing, launching and scaling our product may become impossible.

Our future success will depend on our ability to develop enhancements to our existing service and new services that keep pace with rapid technological developments.

Although our service is designed to operate on a variety of network hardware and software platforms using a standard browser, we will need to continuously modify and enhance our service to keep pace with changes in Internet-related hardware, software, communication, browser and database technologies. We may not be successful in either developing these modifications and enhancements or in timely bringing them to market. In addition, uncertainties about the timing and nature of new network platforms or technologies, or modifications to existing platforms or technology, could increase our research and development expenses. Any failure of our service to operate effectively with future network platforms and technologies could reduce the demand for our service, result in customer dissatisfaction and harm our business.

The success of our business depends on the continued growth and acceptance of the Internet as a business tool.

The expansion of our service depends on the continued acceptance of the Internet as a communications and commerce platform for subscribers and enterprises. The Internet could lose its viability as a business tool due to delays in the development or adoption of new standards and protocols to handle increased demands of Internet activity, security, reliability, cost, ease-of-use, accessibility, and quality-of-service. The performance of the Internet and its acceptance as a business tool has been harmed by “viruses,” “worms,” and similar malicious programs and the Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure. If for any reason the Internet does not remain a widespread communications medium and commercial platform, the demand for our service would be significantly reduced, which would harm our business.

Our ability to build brand awareness in a highly competitive market will significantly impact whether our application becomes successful.

We believe that developing and maintaining awareness of the Veritransfer brand in a cost-effective manner is critical to achieving widespread acceptance of our existing and future services and is an important element in attracting new subscribers. Furthermore, we believe that the importance of brand recognition will increase as competition in our market develops. Successful promotion of our brand will depend largely on the effectiveness of our marketing efforts and on our ability to provide reliable and useful services at competitive prices. Our efforts to build our brand will involve significant expense. Brand promotion activities may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses we incurred in building our brand. If we fail to successfully promote and maintain our brand, or incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, we may fail to attract enough new subscribers to the extent necessary to realize a sufficient return on our brand-building efforts, and our business could suffer.

We are and may continue to be significantly impacted by the worldwide economic downturn due to the COVID-19 pandemic.

In December 2019, a novel strain of coronavirus, or COVID-19, was reported to have surfaced in Wuhan, China. COVID-19 has spread to many countries, including the United States, and was declared to be a pandemic by the World Health Organization. Efforts to contain the spread of COVID-19 have intensified and the U.S., Europe and Asia have implemented severe travel restrictions and social distancing. The impacts of the outbreak are unknown and rapidly evolving. A widespread health crisis has adversely affected and could continue to affect the global economy, resulting in an economic downturn that could negatively impact the value of the company’s shares and investor demand for shares generally.

One impact of the crisis was that the level of fear and panic due to COVID-19 coupled with social unrest in the US has led to a 10-year high in gun sales. This has created a favorable shift in the market for Veritransfer in terms of the increased need for training, and gun safety initiatives for first time gun buyers.

However, the continued spread of COVID-19 has also led to severe disruption and volatility in the global capital markets, which could increase our cost of capital and adversely affect our ability to access the capital markets in the future. It is possible that the continued spread of COVID-19 could cause a further economic slowdown or recession or cause other unpredictable events, each of which could adversely affect our business, results of operations or financial condition.

The extent to which COVID-19 affects our financial results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the COVID-19 outbreak and the actions to contain the outbreak or treat its impact, among others. Moreover, the COVID-19 outbreak has had and may continue to have indeterminable adverse effects on general commercial activity and the world economy, and our business and results of operations could be adversely affected to the extent that COVID-19 or any other pandemic harms the global economy generally.

Within the first quarter of 2020, due to government imposed Shelter In Place Orders, the company paused some of its non-essential capital expenditures including software development. Veritransfer has recently resumed software development and is closely monitoring the very fluid situation with respect to COVID-19 such as travel restrictions and the continued closure of the US-Canada border as our software development team is based in Toronto, Canada.

As a growing company, we have to develop effective financial and operational processes and controls.

Effective internal controls and accounting resources are necessary for us to provide reliable financial reports, which, as a growing company, we are still building out with the support of third-party professional services firms. Failure to achieve and maintain an effective internal accounting and control environment could cause us to face regulatory action and also cause investors to lose confidence in our reported financial information, either of which could have an adverse effect on our business and financial results.

Risks related to Intellectual Property

We have pending patent approvals that might be vulnerable.

The company does not currently have any approved patents and is in the process of obtaining approval for several. We will need to register new patents and other intellectual property protections. Some of our intellectual property such as patents, trademarks, any copyrights, Internet domain names, and trade secrets may not currently or in the future be registered with the proper authorities. Our competitors may attempt to register our intellectual property as their own or take advantage of the lack of protections. Any unforeseeable costs associated with protecting ourselves from such practices may negatively affect our financial condition and operations.

Intellectual property is critical to our success, and if we fail to protect our intellectual property rights adequately, our competitors might gain access to our technology. We rely upon trademark, copyright and trade secret laws in the United States and other jurisdictions as well as confidentiality procedures and contractual provisions to protect our proprietary technology and our brand. Any of our trademarks or other intellectual property rights may be challenged by others or invalidated through administrative process or litigation. In addition, if any patents are issued in the future, they may not provide us with any competitive advantages, or may be challenged by third parties. Furthermore, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property. Any such infringement or misappropriation could have a material adverse effect on our business, results of operations and financial condition.

The cost of enforcing our patents could prevent us from enforcing them.

Patent, trademark and copyright litigation has become extremely expensive. Even if we believe that a competitor is infringing on one or more of our patents, we might choose not to file suit because we lack the cash to successfully prosecute a multi-year litigation with an uncertain outcome; or because we believe that the cost of enforcing our patent(s) outweighs the value of winning the suit in light of the risks and consequences of losing it; or for some other reason. Choosing not to enforce our patent(s) could have adverse consequences for the company, including undermining the credibility of our intellectual property, reducing our ability to enter into licensing agreements, and weakening our attempts to prevent competitors from entering the market. As a result, if we are unable to enforce our patents(s) because of the cost of enforcement, your investment in the company could be significantly and adversely affected.

Risk related to technology and regulatory environment

A general failure of the Internet and our physical infrastructure and internal systems may impair our ability to deliver our service, which in turn would harm our business and revenues.

We will be providing our service through computer hardware that will be located in a third-party co-location facility in Northern Virginia. We do not control the operation of this facility, and it is subject to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures and similar events. It is also subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct. Despite precautions taken at the facility, the occurrence of a natural disaster, a decision to close the facility without adequate notice or other unanticipated problems at the facility could result in lengthy interruptions in our service. In addition, the failure by our co-location facility to provide our required data communications capacity could result in interruptions in our service. Our back-up computer hardware and systems are located in San Francisco , have not been tested under actual disaster conditions. In addition, this facility may not be geographically remote enough to avoid risks similar to those faced by the facility in Northern Virginia, and we believe there could be a delay in bringing our service back online in the event of an outage at the co-location facility. Any damage to, or failure of, our systems could result in interruptions in our service. Interruptions in our service may reduce our revenue, cause us to issue credits to our subscribers, cause subscribers to terminate their subscriptions and adversely affect our renewal rates. Our business will be harmed if our subscribers and potential subscribers believe our service is unreliable

If our security systems are breached, we may face civil liability, and public perception of our security measures could be diminished, either of which would negatively affect our ability to attract subscribers and other business partners.

Techniques used to gain unauthorized access to data and software are constantly evolving, and we may be unable to anticipate or prevent unauthorized access to data pertaining to our users, including credit card and debit card information and other personal data about our users, business partners, and employees. We believe that the decentralized nature of our software platform will make it less vulnerable to be breached. However, like all internet services, our service, which will be supported by our own systems and those of third parties that we may work with, will be vulnerable to software bugs, computer viruses, internet worms, break-ins, phishing attacks, attempts to overload servers with denial-of-service, or other attacks and similar disruptions from unauthorized use of our and third-party computer systems, any of which could lead to system interruptions, delays, or shutdowns, causing loss of critical data or the unauthorized access to personal data. Computer malware, viruses, and computer hacking and phishing attacks have become more prevalent in our industry and may occur on our systems in the future. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security, and availability of our service and technical infrastructure to the satisfaction of our users may harm our reputation and our ability to attract new users or retain existing users. Although we intend to develop systems and processes that are designed to protect our data and user data, to prevent data loss, to disable undesirable accounts and activities on our platform, and to prevent or detect security breaches, we cannot assure you that such measures will provide absolute security, and we may incur significant costs in protecting against or remediating cyber-attacks.

In addition, if an actual or perceived breach of security occurs to our systems or a third party’s systems, we may face regulatory or civil liability and public perception of our security measures could be diminished, either of which would negatively affect our ability to attract and retain users, which in turn would harm our efforts to attract and retain advertisers and other business partners. We also would be required to expend significant resources to mitigate the breach of security and to address matters related to any such breach. We also may be required to notify regulators about any actual or perceived personal data breach as well as the individuals who are affected by the incident within strict time periods.

The systematic failure of a core component of our service could result in operational or reputational risks from which it would be difficult for us to recover.

Because our service is complex, it may have errors or defects that users identify after they begin using it, which could harm our reputation and our business. Internet-based services frequently contain undetected errors when first introduced or when new versions or enhancements are released. Errors in our app service may be detected in the future. Since our subscribers and FFLs will use our service as a critical tool, any errors, defects or other performance problems with our service could hurt our reputation and may damage our FFL’s businesses. If that occurs, subscribers could elect not to renew, or delay or withhold payment to us, we could lose future sales or FFLs may make claims against us, which could result in an increase expenses and risk of litigation.

Our service will involve the storage and transmission of subscriber’s proprietary information, and security breaches could expose us to a risk of loss of this information, litigation and possible liability.

If our security measures are breached as a result of third-party action, employee error, malfeasance or otherwise, and, as a result, someone obtains unauthorized access to one of our subscriber’s data, our reputation will be damaged, our business may suffer and we could incur significant liability. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived breach of our security occurs, the market perception of the effectiveness of our security measures could be harmed and we could lose subscribers.

Our ability to sell our application may become dependent on US federal or state government regulations, which can be subject to change at any time.

Our application’s users may be subject to firearm licensing and gun control regulations issued and enforced by various US federal, state and local agencies. Our ability to commercialize our product depends in part on our users’ compliance with such regulations. Given that it is an election year, we expect state and federal governments to pass additional common sense gun safety, and gun sense laws. This may increase the market for our application but we cannot guarantee that we will not be subject to some or all of these regulations.

Evolving regulation of the Internet may affect us adversely.

As Internet commerce continues to evolve, increasing regulation by federal, state or foreign agencies becomes more likely. For example, we believe increased regulation is likely in the area of data privacy, and laws and regulations applying to the solicitation, collection, processing or use of personal or consumer information could affect and restrict our ability to store, process and share data with our subscribers and FFLs. In addition, taxation of services provided over the Internet or other charges imposed by government agencies or by private organizations for accessing the Internet may also be imposed. Any regulation imposing greater fees for Internet use or restricting information exchange over the Internet could result in a decline in the use of the Internet and the viability of Internet-based services, which could harm our business.

Risks related to the Offering

We expect to raise additional capital through equity offerings and to provide our employees with equity incentives. Therefore, your ownership interest in Veritransfer is likely to continue to be diluted.

The company might not sell enough securities in this offering to meet its operating needs and fulfill its plans, in which case it will cease operating and you will get nothing. Even if we sell all the shares of Common Stock we are offering now, the company will possibly need to raise more funds in the future, and if it can't get them, we may fail. Veritransfer may offer additional shares of its Common Stock and/or other classes of equity or debt that convert into shares of Common Stock, any of which offerings would dilute the ownership percentage of investors in this offering. See “Dilution.”

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.

Investors in this offering will be bound by the subscription agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against the company arising out of or relating to the agreement, including any claims made under the federal securities laws. By signing the agreement, the investor warrants that the investor has reviewed this waiver with his or her legal counsel, and knowingly and voluntarily waives the investor’s jury trial rights following consultation with the investor’s legal counsel.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Nevada, which governs the agreements, by a federal or state court in the State of Nevada. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

If you bring a claim against the company in connection with matters arising under the agreement, including claims under the federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the company. If a lawsuit is brought against the company under any of the agreements, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if the relevant jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any holder of the company’s securities or by the company of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

In addition, when the shares are transferred, the transferee is required to agree to all the same conditions, obligations and restrictions applicable to the shares or to the transferor with regard to ownership of the shares, that were in effect immediately prior to the transfer of the shares, including but not limited to the subscription agreement.

The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of Nevada, regardless of convenience or cost to you, the investor.

In order to invest in this offering, investors agree to resolve disputes arising under the subscription agreement in state or federal courts located in the State of Nevada for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. Section 22 of the Securities Act of 1934, as amended (the "Securities Act"), creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Securities Exchange Act of 1943, as amended (the "Exchange Act"), creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. You will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder. This forum selection provision may limit your ability to obtain a favorable judicial forum for disputes with us.   Alternatively, if a court were to find the provision inapplicable to, or unenforceable in an action, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.

Investors in this offering have the option of paying for their investment with a credit card, which is not usual in the traditional investment markets. Transaction fees charged by your credit card company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the shares you buy. See “Plan of Distribution.” The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. Using a credit card is a relatively new form of payment for securities and will subject you to other risks inherent in this form of payment, including that, if you fail to make credit card payments (e.g. minimum monthly payments), you risk damaging your credit score and payment by credit card may be more susceptible to abuse than other forms of payment. Moreover, where a third-party payment processor is used, as in this offering, your recovery options in the case of disputes may be limited. The increased costs due to transaction fees and interest may reduce the return on your investment.

The Commission’s Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018 entitled: Credit Cards and Investments – A Risky Combination, which explains these and other risks you may want to consider before using a credit card to pay for your investment.

There is no current market for any of our shares of stock.

There is no formal marketplace for the resale of our Common Stock. Shares of our Common Stock may be traded on the over-the-counter market to the extent any demand exists. Investors should assume that they may not be able to liquidate their investment.

DILUTION

Dilution means a reduction in value, control, or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. Occasionally, strategic partners are also interested in investing at an early stage. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders, early employees, or investors from prior financings, which means that the cash value of your stake is diluted because each share of the same type is worth the same amount, and you paid more for your shares than earlier investors did for theirs. Dilution may also be caused by pricing securities at a value higher than book value or expenses incurred in the offering.

The following table demonstrates the price that new investors are paying for their shares of Common Stock with the effective cash price paid by existing stockholders, giving effect to full conversion of all outstanding stock options and assuming that the shares are sold at $2.00 per share. The table presents shares and pricing as issued and reflects all transactions since inception, which gives investors a better picture of what they will pay for their investment compared to the company’s insiders than just including such transactions for the last 12 months, which is what the Securities and Exchange Commission requires. The dilution disclosures contained in this section are based upon the instruments issued and outstanding as of June 30, 2020.

As of June 30, 2020, the company had outstanding 15,107,000 shares of Common Stock.

Upon completion of this offering, in the event all of the shares of Common Stock are sold, the net tangible book value of the 5,000,000 shares of Common Stock will be $2,200,000, or approximately $0.44 per share. The net tangible book value of the shares of Common Stock held by our existing stockholders will be increased by $0.48 per share without any additional investment on their part. Investors in the offering will incur an immediate dilution of $1.56 per share.

In the event all shares of Common Stock are not sold upon completion of this offering, the following table details the range of possible outcomes from the offering assuming the sale of 100%, 75%, 50% and 25% of the available shares.

Funding Level	100% of Shares Sold	75% of Shares Sold	50% of Shares Sold	25% of Shares Sold
Offering Price	$2.00	$2.00	$2.00	$2.00
Net tangible book value per share of Common Stock before the offering	$(0.042)	$(0.042)	$(0.042)	$(0.042)
Pro forma net tangible book value per share of Common Stock	$0.4397	$0.3417	$0.2297	$0.0990
Dilution to investors in this offering	$1.5603	$1.6583	$1.7703	$1.8994
Dilution as a percentage of the offering price	78.01%	82.922%	88.526%	94.97%

Since June 30, 2020, the company issued 250,000 common shares at $.25 per share, and issued 750,000 shares relating to share purchase options that were exercised for proceeds amounting to $55,261. The impact on the calculations to shares issued after June 30, 2020 as per above table were considered insignificant.

Since inception, the officers, directors and affiliated persons have paid an aggregate average price of $0.21per share of Common Stock in comparison to the offering price of $2.00 per share.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

•	In June 2018 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.
•	In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.
•	In June 2019 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

USE OF PROCEEDS TO THE ISSUER

The net proceeds of a fully subscribed offering to the issuer, after total offering expenses, commissions, will be approximately $9,469,000 after deducting estimated offering expenses of approximately $531,000.

The following table breaks down the use of proceeds into different categories under various funding scenarios as follows:

	25% of Maximum Offering Amount	50% of Maximum Offering Amount	75% of Maximum Offering Amount	Maximum Offering Amount
Gross Proceeds to the company	$2,500,000	$5,000,000	$7,500,000	$10,000,000
Total Estimated offering fees and expenses	$(202,250)	(278,500)	(354,750)	(431,000)
Broker Fees - Commissions	$(25,000)	(50,000)	(75,000)	(100,000)
Net Proceeds	$2,272,750	$4,671,500	$7,070,250	$9,469,000
Software Development	$500,000	$750,000	$1,000,000	$1,500,000
Pilot Projects	$75,000	$125,000	$250,000	$500,000
Legal and Regulatory Expenses	$250,000	$500,000	$750,000	$1,250,000
Sales and Marketing	$750,000	$1,500,000	$2,500,000	$3,000,000
Management Team Expansion (1)	$400,000	$750,000	$1,250,000	$1,250,000
Rewards Partnerships	$75,000	$200,000	$450,000	$500,000
Unallocated Working Capital	$222,750	$846,500	$870,250	$1,469,000
Total net use of proceeds	$2,272,750	$4,671,500	$7,070,250	$9,469,000

(1) If the company raises at least 75% of the Maximum Offering Amount, Mr. Lawson will begin to receive compensation from the net proceeds of the offering.

Because the offering is a “best efforts” offering, we may close the offering without sufficient funds for all the intended purposes set out above, or even to cover the costs of this offering. In this event the use of proceeds will be adjusted by management based on the amount raised.

The company reserves the right to change the above use of proceeds if management believes doing so is in the best interests of the company.

THE COMPANY’S BUSINESS

Overview

Veritransfer Inc. was incorporated in the State of Nevada on September 18, 2018. The company is headquartered in Las Vegas Nevada, and its principal operations are located in Henderson, Nevada. We are developing a blockchain-based platform application that will be a secure, private, software solution promoting safer gun culture that is apolitical in nature and looks to fill a demand for gun owners to more responsibly own firearms. We anticipate the commercial launch of our app will be in the first quarter of 2021. Between March 13, 2018 and September 18, 2018 we operated under the name Blockregistry Corp., a company that was incorporated under the laws of the British Virgin Islands as a BVI Business Company on March 13, 2018. Via a technology acquisition agreement, the company acquired Blockregistry Corp.’s key technology in exchange for the issuance of 10,535,000 shares of Common Stock issued to the stockholders of Blockregistry at a deemed price of $0.10 per share effective October 10, 2018.

Principal Products and Services

The company has developed a digital firearms lifestyle platform solution including a mobile application that gives gun owners and sellers a means to ensure firearms are sold and transferred to licensed and eligible persons. Veritransfer, which is an encrypted, private and secure network governed by gun owners and dealers themselves empowering each gun owner and dealer with 100% control over what information is made available and to whom it is made available in a gun ownership transfer or related transaction. The app will be accessible to users for a monthly subscription fee and we plan to make it available on Apple iTunes or Google Play Stores.

Technology

We are developing inhouse our application, basing it on a blockchain-based, decentralized network. The main difference of blockchain computing compared to other forms (such as Cloud computing) is that it's decentralized. Centralized systems make data breaches possible because with just a single point of vulnerability, it often only takes the incompetence or irresponsibility of one person to "leave the gates open". On the other hand, blockchain-based networks store data and information across a network of computers, and the task of compromising data becomes much more difficult for hackers. Instead of having to breach just one server, or falsifying a balance, making a fraudulent transaction on a blockchain can only be achieved if the majority of the network is compromised. Hacking a single server can be extremely difficult, even for the most accomplished cybercriminals. Being able to compromise enough servers to falsify records on the blockchain is practically impossible, especially as hackers would need to breach each node (any system or device connected to a network) simultaneously.

Upon commercial launch we intend our app to be downloaded from the Apple iTunes or Google Play Stores. Key features will include the ability to:

•	Remove any criminal association as a previous owner once a firearm has been sold in a private transaction
•	Manage firearm inventory and legal ownership transfers
•	Verify license eligibility
•	Provide records for insurance and theft claims
•	Earn points based on user engagement which will provide cost savings and discounts via a rewards program available to subscribers based on points earned.
•	Provide real-time safety reporting to law enforcement
•	Store encrypted data

Market and Traction

We believe our total addressable market is the approximately 100 million gun owners in the United States, representing a combined $35 billion market comprised of the $16 billion shooting and hunting market, and a further $19 billion associated with the rugged outdoor recreation market.1

The company seeks to address this market by not only facilitating the sale of firearms through its firearms lifestyle platform, but by also including the following features for subscribers:

•	Virtual safety training

•	Discounts on apparel and accessories

•	Data analytics

•	Peer-to-peer marketplace transactions

•	Background checks (soft)

1 American Outdoor Brands Annual Report, available at: https://www.prnewswire.com/news-releases/american-outdoor-brands-corporation-reports-fourth-quarter-and-full-year-fiscal-2019-financial-results-300871501.html.

The market may potentially change as a result of regulatory changes related to firearms ownership, and further adoption of technology enhancements. We plan to address this market via select marketing strategies focused on our specific target market, which are millennials and women. According to Pew Research 2 women3 and millennials are the two highest growth segments of the consumers firearms market. These demographics are the two highest growth segments of the consumer firearms market that are dually tech savvy and care about safety and the well-being of their community.

In addition, our marketing strategy will focus on the following initiatives:

•	Product Marketing. Digital marketing strategies coupled with key social media influencers within the firearms industry.
•	Partnerships. Commercial Sponsorships and Partnerships with Fortune 100 companies that have been vocal about mitigating gun violence and focused on Social Impact Initiatives that affect their brand equity.
•	Sales and Marketing Events and Media Promotion. Exclusive print, in-person and virtual promotional events to drive customer interest and acquisition. This will include viral marketing models by partnering with major social media influencers and micro-influencers within the firearms industry to drive adoption and reduce customer acquisition costs.
•	Organic, Search Engine Marketing, and Social. Traditional channels in future, with a current focus on building the most robust product suite via online marketing efforts.

Competitors and Industry

Competitors

While we currently have no direct competitors, we have identified the following indirect competitors in the arena of security and defense technologies; Everbridge, Inc., Shot Spotter, Inc., Patriot One Technologies Inc., Liberty Defense Holdings Ltd. and Drawdown Detection  Inc.

Competitive Advantage

Veritransfer’s competitive advantage is its technological differentiation. The company utilizes Hyperledger Indy, purpose-built for high-throughput, coupled with scalability and privacy in transactions. This is the Umbrella Project of open source protocols, and is founded by the Linux Foundation, and has received funding and contributions from IBM, Intel, SAP Ariba, and the U.S. Department of Homeland Security. The company is digitally transforming a historically paper-based industry into a platform that has democratized data for the gun owner.

Intellectual Property

In 2019 we filed two patent applications in Canada and the United States which are still pending approval.

Employees

The company currently does not have full-time employees.

Litigation

The company is not involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, conduct of its business activities, or otherwise.

The Company’s Property

We do not currently own real property.

2 National Shooting Sports Foundation (NSSF) Report. Women Gun Owners: Purchasing, Perceptions and Participation, July 2020.

3 America vs First Freedom: The Rise of the Woman Gun Owner, January 11, 2020.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes included in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled "Risk Factors" and elsewhere in this Offering Circular.

Overview

Veritransfer Inc. was incorporated in the State of Nevada on September 18, 2018, and maintains its headquarters in Henderson, Nevada. The company was originally incorporated as Blockregistry Corp. in the British Virgin Islands on March 13, 2018.

We have incurred losses from operations and have had negative cash flows from operating activities since our inception. The company's current operating plan indicates that it will continue to incur losses from operations and generate negative cash flows from operating activities given ongoing expenditures related to the completion of its ongoing research and development activities.

Results of Operations

Year Ended December 31, 2019 Compared to Period from Inception (March 13, 2018) to December 31, 2018

The company generated no revenues in the years ended December 31, 2019 (“Fiscal 2019”) and the period from inception (March 13, 2018) to December 31, 2018 (“Fiscal 2018”). It had a net loss totaling $1,004,451 and $456,829 for Fiscal 2019 and Fiscal 2018, respectively.

Operating expenses consist of research and development costs and selling, general and administrative expenses. Operating expenses totaled $1,000,575 in Fiscal 2019, compared to $456,585 in Fiscal 2018, an increase primarily due to an increase of $843,063 in selling, general and administrative expenses, offset by a decrease in research and development expenses. Research and development expenses totaled $24,652 in Fiscal 2019, compared to $323,725 in Fiscal 2018, a decrease $299,073 or 92.4%. This was due to the capitalization of $307,311 in software development costs in Fiscal 2019 in accordance with ASC 350-40, Intangibles – Goodwill and Other, Internal-Use Software. We intend to increase these software development costs as we develop the app. The increase in selling, general and administrative expenses was largely driven by a 67.45% increase in consulting fees from $63,699 in Fiscal 2018 to $106,654 in Fiscal 2019 as the company hired 5 additional consultants to provide market research and product development. Stock-based compensation increased 1,506.7% from $42,608 in Fiscal 2018 to $684,590 in Fiscal 2019. Future stock-based awards awarded to key employees and consultants in the form of shares and options will result in expenses recognized in the Statement of Operations.

Other income (expense) increased from an expense of $244 in Fiscal 2018 to $3,876 in Fiscal 2019. This increase in expenses was primarily due to changes in foreign exchange rates over the year. See “—Liquidity and Capital Resources – Indebtedness.”

As a result of the foregoing, our net loss was $1,004,451 in Fiscal 2019 compared with $456,829 in Fiscal 2018.

Results of Operations

Six Months Ended June 30, 2020 Compared to Six months Ended June 30, 2019

The company generated no revenues for the six month periods ended June 30, 2020 and June 30, 2019.

Operating expenses totaled $394,026 for the six months ended June 30, 2020 compared to $48,238 for the six months ended June 30, 2019. The $345,788 increase over the same six month period ended June 30, 2019 is primarily due to $287,129 in marketing expenses and $55,621 in stock-based compensation.

Other income (expense) increased from an expense of $354 for the six months ended June 30, 2019 to income of $103 for the six months ended June 30, 2020. This increase in expenses was primarily due to changes in foreign exchange rates over the six months.

As a result of the foregoing, our net loss for the six months ended June 30, 2020 was $393,923 compared to a net loss of $48,592 for the six months ended June 30, 2019.

Liquidity and Capital Resources

As of June 30, 2020, the company had $38,068 in cash and cash equivalents on hand. Since inception, the company has relied on the advances from stockholders and directors in the form of debt financing.

At June 30, 2020, the company had not yet achieved profitable operations, had an accumulated deficit of $1,856,213 since inception and expects to incur further losses in the development of its business, all of which casts substantial doubt upon the company’s ability to continue as a going concern and, therefore, that it may be unable to realize its assets and discharge its liabilities in the normal course of business.

During the six months ended June 30, 2019, the company received a non-interest bearing due on demand advance of $100,000 from a company controlled by a director of the company. The advance was repaid in full during the six months ended June 30, 2019.

In October and November 2018, the company received aggregate non-interest bearing due on demand advances of CDN$34,100 ($26,081)1 from a company with common directors. The advances were forgiven subsequent to June 30, 2020.

Issuances of Common Stock, Options and Warrants

The company plans to raise capital through the issuance of equity. There is no assurance that the company will be successful in securing additional capital. If the company is unable to achieve projected operating results and/or obtain additional financing, management will be required to curtail growth plans and reduce development activities and this will have a material adverse effect on its business and continuance as a going concern.

During the six months ended June 30, 2020, the company completed the following stock transactions:

•	On April 24, 2020, the company issued the 1,500,000 bonus common shares that were included as non-current liabilities as at December 31, 2019.
•	On May 1, 2020, the company issued 40,000 common shares to a consultant for services rendered. 30,000 of these common shares were included as non-current liabilities as at December 31, 2019.
•	On May 11, 2020, the company issued 200,000 common shares at $0.25 per share for gross proceeds of $50,000.
•	On June 1, 2020, the company issued 400,000 common shares at $0.25 per share for gross proceeds of $100,000

During the six months ended June 30, 2019, the company completed the following stock transactions:

•	On May 9, 2019, the company issued 500,000 common shares at $0.25 per share for gross proceeds of $125,000.
•	On May 31, 2019, the company issued 200,000 common shares at $0.25 per share for gross proceeds of $50,000.
•	The company received $5,000 share subscription in advance.

During the year ended December 31, 2019, the company completed the following stock transactions:

•	On November 27, 2019, The company issued 1,200,000 common shares at $0.25 per share for gross proceeds of $300,000.
•	On July 4, 2019, the company issued 332,000 common shares at $0.25 per share for gross proceeds of $83,000.
•	On May 31, 2019, the company issued 200,000 common shares at $0.25 per share for gross proceeds of $50,000.
•	On May 9, 2019, the company issued 500,000 common shares at $0.25 per share for gross proceeds of $125,000.

The company incurred share issuance costs of $10,500 in respect of the share transactions during the year ended December 31, 2019.

During the period from inception (March 13, 2018) to December 31, 2018, the company completed the following stock transactions:

•	On October 10, 2018, the company issued 200,000 common shares at $0.25 per share for gross proceeds of $50,000 and 4,535,000 at CDN$0.10 per share for gross proceeds of CDN$453,500 ($347,829).[2]

•	On March 19, 2018, the company issued 6,000,000 common shares at CDN$0.005 to its founders for gross proceeds of CDN$30,000 ($22,938).[3]

The company incurred share issuance costs of $9,819 in respect of the share transactions during the period from inception (March 13, 2018) to December 31, 2018.

[1]	Converted to US dollars at the December 31, 2019 spot exchange rate of $1 = CDN$0.7648.
[2]	Converted to US dollars at the October 11, 2018 spot exchange rate of $1 = CDN$0.7669.
[3]	Converted to US dollars at the March 19, 2018 spot exchange rate of $1 = CDN$0.7646.

Trend Information

We believe that the impact of COVID-19 will likely favor the success of the application. In March, 2020 background checks for gun purchases reached a record high during the first full month of the U.S. outbreak. According to the FBI, the National Instant Criminal Background Check System conducted 3.7 million screenings in March4, topping by 12 percent the old record, set after the mass shooting in San Bernardino, California, in December 2015. With an estimated 30% contraction in US second quarter Gross Domestic Product5, gun sales have surged. Gun dealers sold roughly 2.6 million guns in March 2020, comprised of 6.0 million sold in March, April and May. The estimated number of total gun sales increased in May, 2020 by 80%6year over year. Sales were primarily driven by panic and fear, and gun stores were been deemed “essential businesses”. This has created a need and void in the market for virtual safety and training modules to address the surge in first time gun buyers.

Additionally, the company believes that hunting will remain one of the few industries not at risk by any future Social Distancing measures that may be reimplemented if there is a second wave of COVID-19 in 2020.

However, the extent to which COVID-19 affects the economy generally and our financial results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the COVID-19 outbreak and the actions to contain the outbreak or treat its impact, among others. Moreover, the COVID-19 outbreak has had and may continue to have indeterminable adverse effects on general commercial activity and the world economy, and our business and results of operations could be adversely affected to the extent that COVID-19 or any other pandemic harms the global economy generally.

The company also believes that the growing engagement of smartphone users will favor the success of our mobile application. With urbanization and global technology advancements, more than 5.19 billion people are using mobile phones. There are 4.54 billion people around the world using the internet, of which there are 3.8 billion social media users worldwide in January 2020 as reported in the Digital 2020 Global Overview Report (PwC Global Entertainment & Media Outlook 2019-2023). The Digital 2020 Global Overview report further indicates that the average internet user now spends 6 hours and 43 minutes online each day of which 3.7 hours are spent using social media and communications apps over mobile phones each day.

Plan of Operations

Veritransfer Inc. will be developing its firearms lifestyle platform, and consumer facing mobile application. At such time as the application has been beta tested and completed, the company will have the following key performance indicators: number of users, and revenues from subscriptions, advertising, sponsorships, and corporate partnerships.

Veritransfer engaged software development firm Northern Block Inc., based in Toronto, Ontario, Canada to complete a Proof of Concept phase of software development, which includes the design and functionality of the app (“Phase 1”), and testing of the decentralized network on IBM’s Hyperledger Fabric. Northern Block is an expert in the creation of high-performance based, scalable custom digital solutions with an emphasis on speed, privacy and security. Phase 1 was completed, and now Northern Block has delivered a finalized design concept that will be used in the next phase of the app’s development. The second phase of development is to leverage the design concept created in Phase 1 by beta testing the features of the solution with real users who are gun owners, and channel partners within the firearms industry (“Phase 2”). Veritransfer has signed a Master Software Development Agreement with Northern Block.

Northern Block will be managing the app’s development upon the completion of the final phase of commercialization, Phase 2. Veritransfer anticipates that the cost of final phase of developing the app will be approximately $1,500,000. Once Veritransfer receives $10,000,000 in gross proceeds from this offering, the company will approve the advancement of developing the final phase of the commercial ready product with Northern Block. Once the company receives $2,000,000 in gross proceeds from this offering, it will be able to scale the application to accommodate a substantial user base and maintain a secure website that also supports the application’s functionality. Veritransfer will be regularly involved in the direction and guidance of the application’s development, as required.

The development of a commercially ready product is expected to take 4 months, and consist of a team of 8 people, including 1 Project Owner, 1 Full Stack Developer, 1 Scrum Master, 1 UI/UX Designer, 1 Technical Lead, 1 Technical Advisor, 1 Blockchain Developer, and 1 Business Analyst. Thus, we anticipate that the application could be released in the back half of 2020. This is subject to staffing the software development team with our application development partners, Northern Block, and the development team adhering to this timeline. There is a risk that development of the app could be delayed due to delays in this process or the inability of the company to raise sufficient capital. We anticipate the commercial launch of our app will be in the first quarter of 2021. If the company does not raise sufficient proceeds from this offering, the company will continue to seek additional capital in the form of debt financing from its existing stockholders to finance the completion of the application’s development.

Once the application starts to amass a user base of up to 1,000,000, the company will be seeking to build upon product and service ideas generated by the company and its users, and we intend to improve the product offering and customer experience, including but not limited to, enhancing features, improving functionality and implementing new technologies.

4 NPR.org, July 2, 2020.

5 March 31, 2020: Goldman Sachs macroeconomic indicators and estimates.

6 Statista, August 10, 2020. Monthly unit sales of guns in the U.S. from 2019 to 2020, by type.

Veritransfer anticipates that upon raising $5,000,000 from this offering, the company will recruit a full-time management team to fill the positions of, among others, Chief Executive Officer, Chief Operating Officer, Chief Marketing Officer, and Chief Technology Officer. The company currently employs a Chief Financial Officer in a fractional role, and plans to transition this into a full time role upon closing of the offering.

If the company raises less than the maximum amount of financing sought in this offering, we would need to reduce the amount of expenditures on employees, marketing, the pace at which we can scale the application, and the ability to develop a functional website that supports the Veritransfer application.

We believe core operating costs including marketing and operating expenses will remain fairly consistent over the next year, but salaries will increase as we hire additional executives and employees, software development partners, and onboarding corporate Advisors. Legal, insurance, and other administrative expenses will be incurred in the normal course of start-up and operation.

Assuming that the maximum amount of financing sought in this offering is raised, over the next 12 months the company intends to:

●       Build the application, or Minimum Viable Product;

●       Hire a full management team; and

●       Cover our development, marketing, and operating budget for 2 years.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The company’s officers and directors are as follows. The company does not currently employ any “significant employees” as defined by the Commission.

Name	Position	Age	Term of Office	Approximate hours per week
Executive Officers:
Mark Lawson	President and Co-Founder	48	September 18, 2018	Full-time/40 hours
Ralph Proceviat	CFO	69	June 21, 2020	Part-time/20 hours
Directors:
Mark Lawson	Director	48	September 18, 2018
Nico Civelli	Director	43	September 18, 2018

Mark Lawson, President and Director

Mr. Mark Lawson is private equity and investment banking executive with over 20 years of experience in Canada and the United States, and in the emerging markets. A capitalist with a conscience, his core competencies include M& A execution, strategic advisory, and capital raising solutions within the technology and telecom, resource and healthcare sectors.

Since 2018, Mr. Lawson has been the President and Co-Founder of Veritransfer which is the first known digital platform where individuals can responsibly ensure proper, compliant, safe gun ownership and transfers.

From 2008 to 2018 Mr. Lawson was the Managing Partner of Clermont Capital Partners, a Toronto- and Swiss-based merchant bank and advisory firm focused on the technology, healthcare and energy sectors.

From 2004 to 2008 he was an investment banker with Morgan Stanley in New York where he was involved in the execution of over $6 billion worth of mergers and acquisitions, $8 billion worth of debt offerings and $500 million of equity financings in the healthcare, energy, technology, and media and telecom sectors. He is also currently a director of various publicly traded companies in Canada, including Clarmin Explorations Inc., and Terra Nova Resources Inc.

He received his Bachelor of Arts in Statistical Sciences from The University of Western Ontario, Canada and his MBA from The Richard Ivey School of Business, University of Western Ontario, Canada. Mr. Lawson is a member of the Economic Club of New York, and is a Director of the Hugh and Ilene Lawson Charitable Organization.

Ralph Proceviat, CPA, CA, CFO

Mr. Proceviat is a C-Level executive strategic business advisor and financial professional (Chartered Professional Accountant/ Chartered Accountant - PWC Alumni) possessing a wide range of business experience with private and publicly traded companies spanning a number of industries including high tech, telecom, banking, software development, real estate, wholesale/retail distribution and entertainment. He serves and has served on the Boards of various private and public companies. Since May 2019, Mr. Proceviat has been the Co-Founder of the RAMP Executive Consulting Group, Inc. ("RAMP") which is a professional collaborative venture of 4 CPAs with over 100+ years of combined business and executive management experience spanning multiple industries. RAMP's key clients include game changing entrepreneurs, C-Level management teams, boards of directors and investors (angels, venture capital funds, investment bankers) of private and publicly traded companies.

From 2012 to the present, Mr. Proceviat also runs a consulting practice under his C-Suite-Consulting.com brand providing outsourced C-Level services (CEO, CFO, COO, CIO), business advisory, contract management and administration, compensation plan development, sales and marketing structuring, due diligence reviews, risk management services, exit preparation, enterprise resource plan selection and implementation, business plan development, capital raising, business process improvements and financial reporting and compliance to various clients in Canada and the US

On November 18, 2019 Mr. Proceviat was appointed to the board of Izotropic Corporation, a publicly traded company on the Canadian Securities Exchange – CSE.

From 2009 to 2012, Mr. Proceviat was CFO and on the board of Nexaira Wireless Inc. and from 2001-2005 he was CEO and Chairman of ThrillTime Entertainment International Inc., both publicly traded companies. Mr. Proceviat is a member in good standing with the Chartered Professional Accountants of BC (CPABC) and holds a Bachelor of Commerce Degree in Management Information Systems from the University of British Columbia.

Nico Civelli, Director

Since 2018 Mr. Civelli has been a co-founder and Director of Veritransfer, and is based in Singapore, where he provides financial consultancy services to emerging companies in the technology, natural resources and renewable energy sectors. Since 2014 he has run Clarion Finance Pte Ltd, which is the Singapore branch of the Civelli family office. From 2010 to 2014 Mr. Civelli was the VP of Finance for Pacific LNG, which was acquired by Oil Search Ltd. for $900 million. Mr. Civelli also serves as a director of Clarmin Explorations Inc., Callinex Mines, and Terra Nova Resources Inc., listed on the TSX Venture Exchange and Canadian Securities Exchange (CSE). Mr. Civelli studied at the Universities of Zurich and St. Gallen in Switzerland before completing a Master’s Degree in Applied Finance with the University of Southern Queensland, Australia.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2019, we compensated our highest paid executive officers and directors as follows:

Name	Capacities in which compensation was received	Cash compensation* ($)	Other compensation** ($)	Total compensation ($)
Mark Lawson***	President	$13,502	$125,000	$138,502

Nico Civelli	Director	$0	$125,000	$125,000

*	Neither Mark Lawson nor Nico Civelli received or currently receives any cash compensation.
**	Relates to 500,000 stock options each granted to Mark Lawson and Nico Civelli at an exercise price of $0.25.
***	Cash compensation represents management and consulting fees paid to Mr. Lawson in 2019. See “Interest of Management and Others in Certain Transactions.”

The company does not pay any cash compensation to its directors in connection with their board service. The company intends to pay cash compensation to Mr. Lawson once it has raised at least $7.5 million in this offering.

The company entered into a fractional CFO and business advisory and financial services engagement with Ralph Proceviat on July 6, 2020. The term of the engagement is for 12 months.

Mr. Proceviat’s fee structure is based upon a cap of 30 hours per month at an hourly rate of $200.00 or $6,000 per month. Any hours in excess of 30 hours per month are to be approved by the President and  board of directors and may be paid in equity. Bonus and incentive compensation may be paid by the company based upon Mr. Proceviat achieving specific objectives and savings accruing to the company resulting from his leadership and involvement.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets out, as of the date of this Offering Circular, the securities of the company that are owned by executive officers and directors, and other persons holding more than 10% of each class of the company’s voting securities, or having the right to acquire those securities.

Title of class	Name and address of beneficial owner (1)	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Common Stock	Mark Lawson Unit 302, 320 Richmond Street E, Toronto, ON, Canada, M5P 1A9	3,375,000		20.7%
Common Stock	Nico Civelli (1) 97 Robertson Quay, Rivergate, #21-10, Singapore 238257	3,945,000		24.2%
Common Stock	All executive officers and directors as a group (3 people in group)	7,320,000		44.9%

(1)	Shares are held by Professional Trading Service S.A., a family office over which Mr. Civelli exercises control.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The company has entered into the following transactions in which the management or related persons have interest in outside of the ordinary course of our operations:

During the year ended December 31, 2019 and the period from inception (March 13, 2018) to December 31, 2018 the President charged the company management and consulting fees of $13,502 and $12,900, respectively.

During the year ended December 31, 2019 and the period from inception (March 13, 2018) to December 31, 2018, 1,500,000 shares worth $375,000, were granted to its directors and officers.

During the period from inception (March 13, 2018) to December 31, 2018, the company granted 500,000 stock options with a fair value of $28,405 to its directors and officers.

Included in accounts payable and accrued liabilities at December 31, 2019 are amounts advanced by the President of the company of $2,938. All amounts are non-interest bearing, unsecured and due on demand.

During the year ended December 31, 2018, the company received a non-interest bearing due on demand loan of $150,000 from a company controlled by one of our directors, Nico Civelli. The loan was repaid in full during the year ended December 31, 2018.

During the year ended December 31, 2019, the company received a non-interest bearing due on demand advance of $100,000 from a company controlled by a director, Nico Civelli. The advance was repaid in full during the year ended December 31, 2019.

In October and November 2018, the company received aggregate non-interest bearing due on demand advances of CDN$34,100 ($26,081)4 from a company with common directors. Subsequent to December 31, 2019, the advances were forgiven.

[4]	Converted to US dollars at the October 11, 2018 spot exchange rate of $1 = CDN$0.7669.

SECURITIES BEING OFFERED

General

The company is offering up to 5,000,000 shares of Common Stock. The following description summarizes important terms of the company's capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of the Articles of Incorporation and the company’s Bylaws, copies of which have been filed as exhibits 2.1 and 2.2 to the Offering Statement of which this Offering Circular is a part.

For a complete description of Veritransfer’s capital stock, you should refer to the form of its Articles of Incorporation and Bylaws, and applicable provisions of Nevada law.

The aggregate authorized capital stock of the company consists of 200,000,000 shares. This is comprised of 100,000,000 shares of Common Stock with a par value of $0.0001 per share, and 100,000,000 shares of preferred stock, with a par value of $0.0001 per share. At the date of this Offering Circular, there are 16,292,000 shares of Common Stock and no shares of preferred stock outstanding.

Common Stock

Dividend Rights

Holders of Common Stock are entitled to receive dividends, as may be declared from time to time by the board of directors out of legally available funds. The company has never declared nor paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Right to Receive Liquidation Distributions

Common stockholders are entitled to liquidation payments after holders any securities ranking senior to the Common Stock from any remaining available proceeds. Any payments shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

Rights and Preferences

Holders of shares of Common Stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to such shares.

Voting Rights

Each holder of Common Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders.

Preferred Stock

Though we currently have no plans to issue any shares of preferred stock, under our Articles of Incorporation, our board of directors will have the authority, without further action by our stockholders, to designate and issue up to 100,000,000 shares of preferred stock in one or more series. Our board of directors may also designate the rights, preferences and privileges of the holders of each such series of preferred stock, any or all of which may be greater than or senior to those granted to the holders of Common Stock. Though the actual effect of any such issuance on the rights of the holders of Common Stock will not be known until such time as our board of directors determines the specific rights of the holders of preferred stock, the potential effects of such an issuance include:

·	diluting the voting power of the holders of common stock; reducing the likelihood that holders of common stock will receive dividend payments;
·	reducing the likelihood that holders of common stock will receive payments in the event of our liquidation, dissolution, or winding up; and
·	delaying, deterring or preventing a change-in-control or other corporate takeover.

Stock Options

The company has issued 1,350,000 options which are exercisable at $0.10 pursuant to the 2018 Stock Option Plan dated October 11, 2018 attached hereto as Exhibit 6.1.  A total of 750,000 of Stock Options have been exercised. The maximum aggregate number of shares of Common Stock available for issuance under the Plan was initially 1,415,000 shares and may be readjusted by the board of directors. Options may be granted to any officer, director or employee of the company or a related company that the plan administrator appointed by the board selects.

The company has also issued 1,200,000 performance based incentive warrants to one person exercisable at $0.25.

PLAN OF DISTRIBUTION

Commissions and Discounts

The following table shows the total discounts and commissions payable to Dalmore in connection with this offering by the company:

	Per Share	Total
Public offering price	$2.00	$10,000,000

Placement Agent commissions	$0.02	$100,000

Proceeds, before expenses	$1.98	$9,900,000

Subscription Procedures

After the Offering Statement has been qualified by the Commission, the company will accept tenders of funds to purchase the Common Stock. The company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Investors may subscribe by tendering funds via wire, credit or debit card or ACH only, (checks will not be accepted) to the account designated by the company. Subscriptions via credit card will be processed by a third-party software provider, Novation Solutions Inc. The company estimates that processing fees for credit card subscriptions will be approximately 4.5% of total funds invested per transaction, although credit card processing fees may fluctuate. The company estimates that approximately 80% of the gross proceeds raised in this offering will be paid via credit card. This assumption was used in estimating the payment processing fees included in the total offering expenses set forth in “Use of Proceeds to Issuer.” Upon closing, funds tendered by investors will be made available to the company for its use.

The minimum investment in this offering is $500, or 250 shares of Common Stock.

This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the company’s websites, theguninvestor.com, on a landing page that relates to the offering. The company has engaged Dalmore Group, LLC (“Dalmore”) a broker-dealer registered with the Commission and a member of FINRA, to perform the following administrative and compliance related functions in connection with this offering, but not for underwriting or placement agent services:

●	Review investor information, including KYC (“Know Your Customer”) data, perform AML (“Anti Money Laundering”) and other compliance background checks, and provide a recommendation to the company whether or not to accept an investor as a customer.
●	Review each investor’s subscription agreement to confirm such investor’s participation in the offering and provide a determination to the company whether or not to accept the use of the subscription agreement for the investor’s participation.
●	Contact and/or notify the company, if needed, to gather additional information or clarification on an investor;
●	Not provide any investment advice nor any investment recommendations to any investor;
●	Keep investor details and data confidential and not disclose to any third-party except as required by regulators or in its performance pursuant to the terms of the agreement (e.g. as needed for AML and background checks); and
●	Coordinate with third party providers to ensure adequate review and compliance.

As compensation for the services listed above, the company has agreed to pay Dalmore a commission equal to 1% of the amount raised in the offering to support the offering on all newly invested funds after the issuance of a No Objection Letter by FINRA. In addition, the company has paid Dalmore a $5,000 one-time advance expense allowance to cover reasonable out-of-pocket accountable expenses actually anticipated to be incurred by Dalmore in connection with this offering. Dalmore will refund any amount related to this expense allowance to the extent it is not used, incurred or provided to the company. The company has also agreed to pay Dalmore a one-time consulting fee of $20,000 to provide ongoing general consulting services relating to this offering such as coordination with third party vendors and general guidance with respect to the offering, which will be due and payable within 30 days after this Offering is qualified by the Commission and the receipt of a No Objection Letter from FINRA.  Assuming the offering is fully-subscribed, the company estimates that total fees due to pay Dalmore, including the one-time advance expense allowance fee of $5,000 and consulting fee of $20,000, would be $125,000.

Investors will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount that does not exceed the greater of 10% of his or her annual income or 10% of your net worth (excluding the investor’s principal residence).

In the event that it takes some time for the company to raise funds in this offering, the company will rely on income from sales, funds raised in any offerings from accredited investors.

Provisions of Note in Our Subscription Agreement

Jury Trial Waiver

The subscription agreement provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the agreement, including any claim under federal securities laws.  By signing the subscription agreement an investor will warrant that the investor has reviewed this waiver with the investor’s legal counsel, and knowingly and voluntarily waives his or her jury trial rights following consultation with the investor’s legal counsel. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. In addition, by agreeing to the provision, subscribers will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations promulgated thereunder.

Forum Selection Provisions

The subscription agreement provides that the state and federal courts in the State of Nevada are the exclusive forum for all actions or proceedings relating to the subscription agreement.

VERITRANSFER INC.

Financial Statements

December 31, 2019 and 2018

(Expressed in US dollars)

Independent Auditor’s Report

To the Shareholders and the Board of Directors of Veritransfer Inc.

Report on the Financial Statements

We have audited the accompanying financial statements of Veritransfer Inc. which comprise the balance sheets as of December 31, 2019 and 2018, and the related statements of operations, changes in shareholders’ equity and cash flows for the period from March 13, 2018 (inception) to December 31, 2018 and for the year ended December 31, 2019, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Veritransfer Inc. at December 31, 2019 and 2018, and the results of its operations and its cash flows for the period from March 13, 2018 (inception) to December 31, 2018 and for the year ended December 31, 2019 in accordance with generally accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has accumulated losses since inception and negative working capital. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/DeCoria, Maichel & Teague PS

Spokane, Washington

August 21, 2020

VERITRANSFER INC.

Balance Sheets

As at December 31, 2019 and 2018

	Notes	2019 $	2018 $
ASSETS
Current assets
Cash		20,900	16,712
Prepaids and related party advance		2,938	22,431
TOTAL CURRENT ASSETS		23,838	39,143

Intangible assets	3	335,293	-

TOTAL ASSETS		$359,131	$39,143

LIABILITIES
Current Liabilities
Accounts payable and accrued liabilities	4	$108,684	$16,335
Advances due to related party	5	26,081	26,081
TOTAL CURRENT LIABILITIES		134,765	42,416

Commitment to issue common shares	6(e),9	382,500	-

TOTAL LIABILITIES		517,265	42,416
Commitments and contingencies	8

STOCKHOLDERS’ EQUITY (DEFICIT)
Common shares
Authorized: 100,000,000 common shares with $0.0001 par value
Issued and outstanding: 12,967,000 (December 31, 2018 – 10,735,000)	6	1,297	1,074
Additional paid-in capital		1,301,849	452,482
Deficit		(1,461,280)	(456,829)

TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)		(158,134)	(3,273)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)		$359,131	$39,143

The accompanying notes are an integral part of these financial statements.

VERITRANSFER INC.

Statements of Operations

For the year ended December 31, 2019 and the period from inception (March 13, 2018) to December 31, 2018

	Notes	2019	2018
OPERATING EXPENSES
Consulting fees	5	$106,654	$63,699
Legal and professional fees		115,914	8,460
Office and miscellaneous		16,694	7,433
Rent		15,997	6,147
Research and development		24,652	323,725
Share-based compensation	6	684,590	42,608
Travel		36,074	4,513
TOTAL OPERATING EXPENSES		(1,000,575)	(456,585)

OTHER (EXPENSE) INCOME
Foreign exchange loss		(3,876)	(244)

NET LOSS		$(1,004,451)	$(456,829)

Net loss per share – basic and diluted		$(0.09)	$(0.08)

Weighted average number of shares outstanding – basic and diluted		11,457,170	5,798,000

The accompanying notes are an integral part of these financial statements.

VERITRANSFER INC.

Statements of Changes in Stockholders’ Equity (Deficit)

For the year ended December 31, 2019 and the period from inception (March 13, 2018) to December 31, 2018

	Number of Common Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (deficit)
Balance at March 18, 2018 (Date of inception)	-	-	-	-	-

Issued during the period:
Shares issued to founders	6,000,000	$600	$22,338	$-	$22,938
Shares issued pursuant to private placements, net of issue costs	4,735,000	474	387,536	-	388,010
Share based compensation	-	-	42,608	-	42,608
Loss for the period	-	-	-	(456,829)	(456,829)

Balance at December 31, 2018	10,735,000	1,074	452,482	(456,829)	(3,273)

Issued during the year:
Shares issued pursuant to private placements, net of issue costs	2,232,000	223	547,277	-	547,500
Share-based compensation	-	-	302,090	-	302,090
Loss for the year	-	-	-	(1,004,451)	(1,004,451)

Balance at December 31, 2019	12,967,000	$1,297	$1,301,849	$(1,461,280)	$(158,134)

The accompanying notes are an integral part of these financial statements.

VERITRANSFER INC.

Statements of Cash Flows

For the year ended December 31, 2019 and the period from inception (March 13, 2018) to December 31, 2018

	2019	2018
OPERATING ACTIVITIES
Net loss for the period	$(1,004,451)	$(456,829)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Share-based compensation issued and payable	684,590	42,608
Change in non-cash operating assets and liabilities:
Prepaids and advances	19,493	(22,431)
Accounts payable and accrued liabilities	(5,000)	16,335
Cash flows used in operating activities	(305,368)	(420,317)
INVESTING ACTIVITIES
Loan provided	-	(7,678)
Loan repaid	-	7,678
Intangible assets	(240,882)	-
Cash flows used in investing activities	(240,882)	-
FINANCING ACTIVITIES
Proceeds from the issuance of common shares, net of share issue costs	547,500	410,948
Proceeds from related party demand loans	100,000	176,081
Repayment of related party demand loans	(100,000)	(150,000)
Advance from related party	2,938	-
Cash flows provided by financing activities	550,438	437,029
INCREASE IN CASH	4,188	16,712
CASH, BEGINNING OF THE PERIOD	16,712	-
CASH, END OF THE PERIOD	$20,900	$16,712
Non-cash investing and financing activities:
Intangible assets purchased with accounts payable	$94,411	$-

The accompanying notes are an integral part of these financial statements.

VERITRANSFER INC.

Notes to the Financial Statements

For the year ended December 31, 2019 and the period from inception (March 13, 2018) to December 31, 2018

(Expressed in US dollars)

1.	NATURE OF BUSINESS AND BASIS OF PRESENTATION

Veritransfer Inc. (“the Company”) was incorporated in the State of Nevada on September 20, 2018. The Company was originally incorporated as Blockregistry Corp. (“Blockregistry”) in the British Virgin Islands on March 13, 2018.

On October 10, 2018, the Company and Blockregistry entered into a technology acquisition agreement which transferred all assets to the Company with shareholdings of Veritransfer and Blockregistry remaining the same. As the shareholders of Blockregistry continued to hold their respective interests in Veritransfer, there was no resultant change of control in either Veritransfer or Blockregistry. The October 10, 2018 transaction has thus been determined to be a capital reorganization and has been accounted for under the continuity of interest basis of accounting where the assets and liabilities transferred are recorded at their pre-transaction carrying values. The statement of operations includes the expenses of Blockregistry as if Veritransfer and Blockregistry had always been together.

The Company is headquartered in Las Vegas, Nevada, and its principal operations are located in Henderson, Nevada. The Company has developed a mobile app, Veritransfer, which is an encrypted, private and secure network governed by gun owners and dealers themselves empowering each gun owner and dealer with 100% control over what information is made available and to whom in a gun ownership transfer or related transaction. The app allows gun owners to run background checks on the app when they go to establishments with a Federal Firearms License (“FFL”) to purchase firearms. The establishments with FFLs scan the individual’s Veritransfer QR code to complete a background check. The app will then authenticate the gun owner by checking the individual’s valid government attested license and criminal record. The app is accessible to users for a monthly subscription fee.

Going Concern

The accompanying financial statements have been prepared on a going concern basis in accordance with accounting principles generally accepted in the United States of America (“US GAAP”), which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business. At December 31, 2019, the Company had not yet achieved profitable operations, had an accumulated deficit of $1,461,280 since inception and expects to incur further losses in the development of its business, all of which casts substantial doubt upon the Company’s ability to continue as a going concern and, therefore, that it may be unable to realize its assets and discharge its liabilities in the normal course of business.

The accompanying financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern. The ability of the Company to continue as a going concern and appropriateness of using the going concern basis is dependent upon, among other things, an additional cash infusion.

Ongoing unfavorable economic conditions worldwide due to the Covid-19 pandemic have led to a low level of liquidity in many financial markets and extreme volatility in the credit and equity markets available to the Company. The Company has obtained funds from both related and unrelated parties since its inception. Management believes this funding will continue and is also actively seeking new investors. Management believes the existing shareholders and prospective new investors will provide the additional cash needed to meet the Company’s obligations as they become due and will allow the development of its core business.

The Company plans to raise capital through the issuance of equity and/or debt financing. There is no assurance that the Company will be successful in securing additional capital. If the Company is unable to achieve projected operating results and/or obtain additional financing, management will be required to curtail growth plans and reduce development activities and this will have a material adverse effect on its business and continuance as a going concern.

VERITRANSFER INC.

Notes to the Financial Statements

For the year ended December 31, 2019 and the period from inception (March 13, 2018) to December 31, 2018

(Expressed in US dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and also requires disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates made by management include the estimated lives of intangible assets, share based compensation, valuation of deferred income tax assets.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

Intangible Assets

The Company accounts for intangible assets in accordance with ASC 350, Intangibles – Goodwill and Other Intangibles. Intangible assets that have finite lives will be amortized using the straight-line method over their estimated useful lives. In particular, software development costs are accounted for in accordance with ASC 350-40, Intangibles – Goodwill and Other, Internal-Use Software. Software development costs are capitalized when technological feasibility and marketability of the related product has been established. On December 1, 2018, the Company established technological feasibility upon successful completion and testing of the Company’s first working product pilot. Capitalized software costs will be amortized on a product-by-product basis over five years, beginning when the product is available for general release to customers. The Company also has trademarks and pending patents included in its intangible assets. The trademarks are indefinite lived assets and the pending patents will be amortized over 20 years when the final patent is granted.

Intangible assets are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of an intangible asset is measured by comparing the carrying amount of the asset to its fair value. If the future value of the asset is lower than its carrying value, the Company recognizes an impairment loss for the amount by which the carrying value of the asset exceeds the related estimated fair value.

Research and Development Costs

The Company engages in a variety of research and development activities and continue to invest to improve and upgrade its internally developed software. Patent applications and related professional fees are capitalized under intangible assets. Consumer research is excluded from research and development costs and included in marketing/consulting costs. Internal costs relating to research and development costs incurred for new software products and enhancements to existing products, other than certain software development costs that qualify for capitalization, are expensed as incurred.

Fair Value Measurements

The book value of cash, accounts payable and accrued liabilities and loan payable approximate their fair values due to the immediate or short-term maturity of those instruments. The fair value hierarchy under US GAAP is based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

VERITRANSFER INC.

Notes to the Financial Statements

For the year ended December 31, 2019 and the period from inception (March 13, 2018) to December 31, 2018

(Expressed in US dollars)

Level 1 -	quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 -	observable inputs other than Level I, quoted prices for similar assets or liabilities in active prices whose inputs are observable or whose significant value drivers are observable; and

Level 3 -	assets and liabilities whose significant value drivers are unobservable by little or no market activity and that are significant to the fair value of the assets or liabilities.

The estimated fair value of the Company's common shares is estimated based on recent sales of common shares for cash.

The Company does not have liabilities measured at fair value on a recurring basis.

Earnings (Loss) Per Share

The Company computes net loss per share in accordance with ASC 260, Earnings per Share. ASC 260 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the statement of operations. The basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. For the year ended December 31, 2019, and the period from inception (March 13, 2018) to December 31, 2018, loss per share excludes 2,550,000 (2018 – 750,000) respectively, potentially dilutive common shares (related to outstanding options and warrants) as their effect was anti-dilutive.

Foreign Currency Translation

The functional currency of the Company’s operations is the US dollar. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date and non-monetary items are translated at exchange rates prevailing when the assets were acquired or obligations incurred. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income.

Income Taxes

The Company accounts for income taxes using the asset and liability method. The asset and liability method provides that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

The Company has adopted the provisions of FASB ASC 740, Income Taxes, regarding accounting for uncertainty in income taxes. The Company initially recognizes tax positions in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions are initially and subsequently measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with the tax authority, assuming full knowledge of the position and all relevant facts. Application requires numerous estimates based on available information. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, and its recognized tax positions and tax benefits may not accurately anticipate actual outcomes. As additional information is obtained, there may be a need to periodically adjust the recognized tax positions and tax benefits. These periodic adjustments may have a material impact on the statements of operations. When applicable, the Company classifies penalties and interest associated with uncertain tax positions as a component of income tax expense in its statement of operations.

VERITRANSFER INC.

Notes to the Financial Statements

For the year ended December 31, 2019 and the period from inception (March 13, 2018) to December 31, 2018

(Expressed in US dollars)

Share-based Compensation

The Company accounts for share-based compensation in accordance with the provisions of ASC 718, Stock Compensation, which establishes the accounting for share-based awards and the inclusion of their fair value in net earnings in the respective periods the awards were earned. Consistent with the provisions of ASC 718, the Company estimates the fair value of share purchase options and share purchase warrants using the Black-Scholes option-pricing model at the date of the grant. Fair value is estimated on the date of grant and is then recognized (net of estimated forfeitures) as expense in the statement of operations over the requisite service period (generally the vesting period). The fair value of shares issued as compensation is measured based on the most recent financing price.

New Accounting Pronouncements

Leases

In February 2016, the FASB issued ASU 2016-02, as amended, Leases (Topic 842), which requires a lessee to record a right-of-use asset and a lease liability for all leases with a term greater than twelve months regardless of whether the lease is classified as an operating lease or a financing lease. Effective January 1, 2019, the Company adopted the new standard under the modified retrospective approach, applying the current-period adjustment method. As the Company had no leases, the Company did not record any adjustments on adoption of the new standard.

Fair Value Measurements

In August 2018, the FASB issued ASU No. 2018-13, Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement, which adds the disclosure of the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. Certain alternatives apply. This ASU is effective for interim and annual reporting periods beginning after December 15, 2019. The Company is assessing the impact of this standard.

3.	INTANGIBLE ASSETS

As at December 31, 2019, the Company owns the Veritransfer properties which includes domain names, logos, icons, patents pending and registered trademarks. The software application was developed in house and as at December 31, 2019, the total capitalized research and development costs were as follows:

	2019	2018
Registered trademarks and other indefinite life intangible assets	$16,391	$-
Patents pending	11,591	-
Internally developed software	307,311	-
Total intangible assets	$335,293	$-

Registered trademarks are indefinite life intangible assets. Patents are definite life intangible assets with an estimated useful life of 20 years. Internally developed software are definite life intangible assets with an estimated useful life of five years. As none of the intangible assets are yet completed, no amortization has been recognized.

VERITRANSFER INC.

Notes to the Financial Statements

For the year ended December 31, 2019 and the period from inception (March 13, 2018) to December 31, 2018

(Expressed in US dollars)

4.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	2019	2018
Trade payables and accrued liabilities	$105,746	$16,335
Due to related parties (Note 5)	2,938	-

Total accounts payable and accrued liabilities	$108,684	$16,335

5.	RELATED PARTY TRANSACTIONS

During the year ended December 31, 2019 and the period from inception (March 13, 2018) to December 31, 2018 management and consulting fees of $13,502 and $12,900, respectively, were charged by the President of  the Company.

During the year ended December 31, 2019 and the period from inception (March 13, 2018) to December 31, 2018, $375,000 (1,500,000 shares) and $nil of bonus shares, respectively, were granted to its directors and officers. (Note 6(e))

During the year ended December 31, 2019 and the period from inception (March 13, 2018) to December 31, 2018, the Company granted a total of nil and 500,000 stock options with a fair value of $28,405, respectively, to its directors and officers.

Included in advances are subscriptions receivable from an officer of the Company. As at December 31, 2019, the amount was $nil (2018 - $22,431). All amounts were non-interest bearing, unsecured and payable on demand.

Included in accounts payable and accrued liabilities at December 31, 2019 are amounts advanced by the President of  the Company of $2,938 (2018 - $nil). All amounts are non-interest bearing, unsecured and due on demand.

During the year ended December 31, 2018, the Company received a non-interest bearing due on demand loan of $150,000 from a company controlled by a director of the Company. The loan was repaid in full during the year ended December 31, 2018.

During the year ended December 31, 2019, the Company received a non-interest bearing due on demand advance of $100,000 from a company controlled by a director of the Company. The advance was repaid in full during the year ended December 31, 2019.

In October and November 2018, the Company received aggregate non-interest bearing due on demand advances of CAD$34,100 ($26,081) from a company with common directors. Subsequent to December 31, 2019, the advances were forgiven.

6.	SHARE CAPITAL

a)	Authorized:

Preferred Shares

The Company is authorized to issue 100,000,000 preferred shares with a par value of $0.0001 per share. No preferred shares were issued and outstanding as at December 31, 2019 or 2018.

VERITRANSFER INC.

Notes to the Financial Statements

For the year ended December 31, 2019 and the period from inception (March 13, 2018) to December 31, 2018

(Expressed in US dollars)

Common Shares

The Company is authorized to issue 100,000,000 shares of common shares with a par value of $0.0001 per share. As at December 31, 2019, 12,967,000 common shares (2018 – 10,735,000) were issued and outstanding.

b)	Share Transactions:

During the year ended December 31, 2019, the Company completed the following stock transactions:

i)	On November 27, 2019, The Company issued 1,200,000 common shares at $0.25 per share for gross proceeds of $300,000.

ii)	On July 4, 2019, the Company issued 332,000 common shares at $0.25 per share for gross proceeds of $83,000.

iii)	On May 31, 2019, the Company issued 200,000 common shares at $0.25 per share for gross proceeds of $50,000.

iv)	On May 9, 2019, the Company issued 500,000 common shares at $0.25 per share for gross proceeds of $125,000.

The Company incurred share issuance costs of $10,500 in respect of the share transactions during the year ended December 31, 2019.

During the period from inception (March 13, 2018) to December 31, 2018, the Company completed the following stock transactions:

i)	On October 10, 2018, the Company issued 200,000 common shares at $0.25 per share for gross proceeds of $50,000 and 4,535,000 at CAD$0.10 per share for gross proceeds of CAD$453,500 ($347,829).

ii)	On March 19, 2018, the Company issued 6,000,000 common shares at CAD$0.005 to its founders for gross proceeds of CAD$30,000 ($22,938).

The Company incurred share issuance costs of $9,819 in respect of the share transactions during the period from inception (March 13, 2018) to December 31, 2018.

c)	Share purchase options:

The Company has granted stock options under the terms of its Stock Option Plan (the “Plan”). The Plan provides that the directors of the Company may grant options to purchase common shares to directors, officers, employees and service providers of the Company on terms that the directors of the Company may determine are within the limitations set forth in the Plan. The maximum number of shares available under the Plan is limited to 15% of the issued common shares. The maximum term of stock options is ten years. All stock options vest on the date of grant, unless otherwise stated. As at December 31, 2019, the Company had 1,945,050 stock options available for grant pursuant to the Plan (December 31, 2018 – 1,610,250).

The 2018 Plan is administered by the Board of Directors. At the discretion of the Board of Directors, the Company may from time to time grant options to permitted consultants for services rendered, in lieu of cash payments. The option price is set by the Board of Directors on the date of the grant. The Board of Directors determine the vesting periods.

VERITRANSFER INC.

Notes to the Financial Statements

For the year ended December 31, 2019 and the period from inception (March 13, 2018) to December 31, 2018

(Expressed in US dollars)

The Company’s share purchase options outstanding at December 31, 2019 and 2018 and the changes for the year ended December 31, 2019 and the period from inception (March 13, 2018) to December 31, 2018 are as follows:

	Number Outstanding #	Weighted Average Exercise Price
Balance outstanding at inception (March 13, 2018)	-	-
Granted	750,000	$0.08

Balance outstanding at December 31, 2018	750,000	0.08
Granted	600,000	0.25

Balance outstanding and exercisable at December 31, 2019	1,350,000	$0.15

Summary of share purchase options outstanding at December 31, 2019:

	Number Outstanding and Exercisable #	Exercise Price USD$ or CAD$	Expiry Date	Remaining Contractual Life (Years)
Share purchase options	600,000	USD$0.25	May 31, 2021	1.42
Share purchase options	750,000	CAD$0.10	June 20, 2023	3.47

During the year ended December 31, 2019, the Company recorded share-based payments in the statement of operations of $77,541 (2018 - $42,608) with respect to share purchase options. The weighted average fair value of share purchase options granted during year ended December 31, 2019 and the period from inception (March 13, 2018) to December 31, 2018 was estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

	2019	2018
Share price	$0.25	$0.077
Exercise price	$0.25	CAD$0.10 ($0.077)
Risk-free interest rate	1.82%	3.05%
Expected life	1.89 years	4.69 years
Expected volatility*	100%	100%
Expected dividends	Nil	Nil

* Based upon management’s estimate of peer group volatility.

VERITRANSFER INC.

Notes to the Financial Statements

For the year ended December 31, 2019 and the period from inception (March 13, 2018) to December 31, 2018

(Expressed in US dollars)

d)	Share purchase warrants:

During the year ended December 31, 2019, the Company issued 1,200,000 share purchase warrants to a non-employee consultant for services.

The Company’s share purchase warrants outstanding at December 31, 2019 and 2018 and the changes for the year ended December 31, 2019 and the period from inception (March 13, 2018) to December 31, 2018 are as follows:

	Number Outstanding	Weighted Average Exercise Price
Balance outstanding at December 31, 2018	-	-
Issued	1,200,000	$0.25

Balance outstanding and exercisable at December 31, 2019	1,200,000	$0.25

Summary of share purchase warrants outstanding at December 31, 2019:

	Number Outstanding and Exercisable	Exercise Price	Expiry Date	Remaining Contractual Life (Years)
Share purchase warrants	1,200,000	$0.25	July 11, 2024	4.53

During the year ended December 31, 2019, the Company recorded share-based payments in the statement of operations of $224,549 (2018 - $nil) with respect to share purchase warrants. The weighted average fair value of share purchase warrants granted during year ended December 31, 2019 was estimated using the Black-Scholes option pricing model with the following weighted average assumptions: share price - $0.25; exercise price - $0.25; risk-free interest rate – 1.82%, expected life – 5.0 years; estimated volatility – 100%; and expected dividends - $nil.

e)	Commitment to issue shares:

On July 11, 2019, the Company agreed to issue 1,500,000 bonus common shares to two directors and a consultant of the Company as compensation at the fair value $0.25 per share or $375,000. This amount is included as a non-current liability as at December 31, 2019 with a corresponding share-based compensation amount in the statement of operations. Subsequent to December 31, 2019, the Company issued the 1,500,000 common shares.

During the year ended December 31, 2019, the Company agreed to issue 40,000 common shares to a consultant for services from October 1, 2019 to January 31, 2020. At December 31, 2019, the Company recognized a commitment to issue shares of 30,000 common shares at the fair value of $0.25 per share or $7,500. This amount is included as a non-current liability as at December 31, 2019 with a corresponding share-based compensation amount in the statement of operations. Subsequent to December 31, 2019, the Company issued the 40,000 common shares.

VERITRANSFER INC.

Notes to the Financial Statements

For the year ended December 31, 2019 and the period from inception (March 13, 2018) to December 31, 2018

(Expressed in US dollars)

7.	INCOME TAXES

The Company recognizes deferred tax consequences of temporary differences in reporting items for financial statement and income tax purposes, as appropriate. Realization of future tax benefits related to the deferred tax assets is dependent on many factors, including the Company’s ability to generate future taxable income.

Significant components of the Company’s deferred tax assets and liabilities for federal income taxes as of December 31, 2019 and 2018 are as follows:

	2019	2018
Deferred tax assets:
Deferred tax asset from net operating loss carryforward	$154,157	$86,986
Share-based compensation	152,712	8,948
Valuation allowance	(306,869)	(95,934)

Net deferred income tax assets	-	-

A reconciliation of the income tax provision computed at statutory rates to the reported income tax provision for the year ended December 31, 2019 and the period from inception (March 13, 2018) to December 31, 2018 is as follows:

	2019	2018
Statutory tax rate	21%	21%

Book loss before income taxes	$1,004,451	$456,829

Provisions (benefit) computed using the statutory rate:	210,935	95,934
Increase (decrease) in income tax recovery resulting from:
Change in valuation allowance	(210,935)	(95,934)

Income tax benefit (expense)	-	-

At December 31, 2019, the Company has accumulated net operating losses of $734,082 (2018 - $414,221) in the USA, which are available to carryforward and offset future years’ taxable income. As a result of tax legislation enacted in the U.S. at the end of 2017, net operating losses arising in tax year beginning after December 31, 2017 can be carried forward indefinitely instead of 20 years and carrybacks are no longer permitted. However, the net operating loss carryforward is limited and can only offset 80% of taxable income.

The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. The Company’s tax returns are subject to tax examinations by U.S. federal and state tax authorities until respective statute of limitation. The Company currently has no tax years under examination. The Company is subject to tax examinations by tax authorities for all taxation years.

At December 31, 2019, the Company does not have an accrual relating to uncertain tax positions. It is not anticipated that unrecognized tax benefits would significantly increase or decrease within 12 months of the reporting date.

VERITRANSFER INC.

Notes to the Financial Statements

For the year ended December 31, 2019 and the period from inception (March 13, 2018) to December 31, 2018

(Expressed in US dollars)

8.	COMMITMENTS AND CONTINGENCIES

Contingencies

From time to time, the Company may become involved in various investigations, claims and legal proceedings that arise in the ordinary course of business. These matters may relate to product liability, employment, intellectual property, tax, regulation, contract or other matters. The resolution of these matters as they arise will be subject to various uncertainties and, even if such claims are without merit, could result in the expenditure of financial and managerial resources. While unfavorable outcomes are possible, based on available information, the Company generally does not believe the resolution of these matters will result in a material adverse effect on the business, financial condition, or results of operations.

9.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events, as defined by ASC 855, formerly SFAS 165, Subsequent Events, through the date that the financial statements are issued, August 21, 2020.

Subsequent to December 31, 2019:

i)	On April 24, 2020, the Company issued the 1,500,000 bonus common shares that were included as non-current liabilities as at December 31, 2019.

ii)	On May 1, 2020, the Company issued 40,000 common shares to a consultant for services rendered. 30,000 of these common shares were included as non-current liabilities as at December 31, 2019.

iii)	On May 11, 2020, the Company issued 200,000 common shares at $0.25 per share for gross proceeds of $50,000.

iv)	On June 1, 2020, the Company issued 400,000 common shares at $0.25 per share for gross proceeds of $100,000.

v)	On June 23, 2020, the Company granted 400,000 share purchase options to a consultant with an exercise price of $0.25 per share up to June 30, 2022.

vi)	In July 2020, CAD$34,100 ($26,081 at December 31, 2019) of loans payable to a related party were forgiven by the lender.

vii)	On July 8, 2020, 750,000 share purchase options at CAD$0.10 per share were exercised for proceeds of C$75,000 ($55,261).

viii)	In August 2020, the Company had subscriptions receivable for 500,000 common shares at $0.50 per share for gross proceeds of $250,000.

VERITRANSFER INC.

Financial Statements

June 30, 2020

(Unaudited)

(Expressed in US dollars)

VERITRANSFER INC.

Balance Sheets

	Notes	June 30, 2020 $	December 31, 2019 $
		(Unaudited)
ASSETS
Current assets
Cash		38,068	20,900
Prepaids and related party advance		40,490	2,938
TOTAL CURRENT ASSETS		78,558	23,838

Intangible assets	3	663,805	335,293

TOTAL ASSETS		$742,363	$359,131

LIABILITIES
Current Liabilities
Accounts payable and accrued liabilities	4	$680,218	$108,684
Advances due to related party	5	26,081	26,081
TOTAL CURRENT LIABILITIES		706,299	134,765

Commitment to issue common shares	6(e),9	-	382,500

TOTAL LIABILITIES		706,299	517,265

Commitments and contingencies (Note 8)

STOCKHOLDERS’ EQUITY (DEFICIT)
Common shares
Authorized: 100,000,000 common shares with $0.0001 par value
Issued and outstanding: 15,107,000 (December 31, 2019 – 12,967,000)	6	1,511	1,297
APIC		1,889,756	1,301,849
Deficit		(1,855,203)	(1,461,280)

TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)		36,064	(158,134)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)		$742,363	$359,131

The accompanying notes are an integral part of these financial statements.

VERITRANSFER INC.

Statements of Operations

(Unaudited)

		For the three months ended June 30,		For the six months ended June 30,
	Notes	2020 $	2019 $	2020 $	2019 $
OPERATING EXPENSES
Consulting fees	5	-	9,279	25,343	16,427
Filing fees		2,000	-	2,000	-
Legal and professional fees		1,210	6,014	2,624	6,669
Marketing		287,129	-	287,129	-
Office and miscellaneous		1,804	1,554	5,808	2,672
Rent		1,613	5,044	8,264	7,301
Research and development		1,670	15,142	1,670	15,142
Share-based compensation	6	55,621	-	55,621	-
Travel		-	26	5,567	27
TOTAL OPERATING EXPENSES		(351,047)	(37,059)	(394,026)	(48,238)

OTHER (EXPENSE) INCOME
Foreign exchange loss		(652)	(240)	103	(354)

NET LOSS		(351,699)	(37,299)	(393,923)	(48,592)

Net loss per share – basic and diluted		(0.02)	(0.00)	(0.03)	(0.00)

Weighted average number of common shares outstanding – basic and diluted		14,358,648	11,094,341	13,198,517	10,915,663

The accompanying notes are an integral part of these financial statements.

VERITRANSFER INC.

Statements of Changes in Stockholders’ Equity (Deficit)

For the three and six months ended June 30, 2020 and 2019

(Unaudited)

	Number of Common Shares	Amount	APIC	Accumulated Deficit	Total Stockholders’ Equity (deficit)
Balance at December 31, 2019	12,967,000	$1,297	$1,301,849	$(1,461,280)	$(158,134)

Loss for the period	-	-	-	(42,224)	(42,224)

Balance at March 31, 2020	12,967,000	$1,297	$1,301,849	$(1,503,504)	$(200,358)

Issued during the period:
Shares issued pursuant to private placements, net of issue costs	600,000	60	149,940	-	150,000

Bonus shares issued	1,500,000	150	374,850	-	375,000

Shares issued for services rendered	40,000	4	9,996	-	10,000
Share-based compensation	-	-	53,121	-	53,121
Loss for the period	-	-	-	(351,699)	(351,699)

Balance at June 30, 2020	15,107,000	$1,511	$1,889,756	$(1,855,203)	$36,064

	Number of Common Shares	Amount	Share Subscription Received	APIC	Accumulated Deficit	Total Stockholders’ Equity (deficit)
Balance at December 31, 2018	10,735,000	$1,074	$-	$452,482	$(456,829)	$(3,273)

Loss for the period	-	-		-	(11,293)	(11,293)

Balance at March 31, 2019	10,735,000	$1,074	$-	$452,482	$(468,122)	$(14,566)

Issued during the period:
Shares issued pursuant to private placements, net of issue costs	700,000	$70	$-	$174,930	$-	$175,000
Share subscription received	-	-	5,000	-	-	5,000
Loss for the period	-	-		-	(37,299)	(37,299)

Balance at June 30, 2019	11,435,000	$1,144	$5,000	$627,412	$(505,421)	$128,135

The accompanying notes are an integral part of these financial statements.

VERITRANSFER INC.

Statements of Cash Flows

(Unaudited)

	For the Six Months Ended June 30,
	2020	2019
OPERATING ACTIVITIES
Net loss for the period	$(393,923)	$(48,592)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Share-based compensation issued and payable	55,621	-
Change in non-cash operating assets and liabilities
Prepaids and advances	(36,201)	(80,507)
Accounts payable and accrued liabilities	245,741	(5,035)

Cash flows used in operating activities	(128,762)	(134,134)

INVESTING ACTIVITIES
Loan provided	-	(19,493)
Loan repaid	-	-
Intangible assets	(7,338)	-

Cash flows used in investing activities	(7,338)	(19,493)

FINANCING ACTIVITIES
Proceeds from the issuance of common shares, net of share issue costs	150,000	175,000
Share subscriptions received	-	5,000
Proceeds from related party demand loans	-	100,000
Repayment of related party demand loans	-	(100,000)
Advance from related party	3,268	-

Cash flows provided by financing activities	153,268	180,000

INCREASE IN CASH	17,168	26,373

CASH, BEGINNING OF THE PERIOD	20,900	16,712

CASH, END OF THE PERIOD	$38,068	$43,085

Non-cash investing and financing activities:
Intangible assets purchased with accounts payable	$321,174	$-

The accompanying notes are an integral part of these financial statements.

VERITRANSFER INC.

Notes to the Financial Statements

June 30, 2020 and 2019

(Unaudited)

1.	NATURE OF BUSINESS AND BASIS OF PRESENTATION

Veritransfer Inc. (“the Company”) was incorporated in the State of Nevada on September 20, 2018. The Company was originally incorporated as Blockregistry Corp. (“Blockregistry”) in the British Virgin Islands on March 13, 2018.

On October 10, 2018, the Company and Blockregistry entered into a technology acquisition agreement which transferred all assets to the Company with shareholdings of Veritransfer and Blockregistry remaining the same. As the shareholders of Blockregistry continued to hold their respective interests in Veritransfer, there was no resultant change of control in either Veritransfer of Blockregistry. The October 10, 2018 transaction has thus been determined to be a capital reorganization and has been accounted for under the continuity of interest basis of accounting where the assets and liabilities transferred are recorded at their pre-transaction carrying values. The statement of operations includes the expenses of Blockregistry as if Veritransfer and Blockregistry had always been together.

The Company is headquartered in Las Vegas, Nevada, and its principal operations are located in Henderson, Nevada. The Company has developed a mobile app, Veritransfer, which is an encrypted, private and secure network governed by gun owners and dealers themselves empowering each gun owner and dealer with 100% control over what information is made available and to whom in a gun ownership transfer or related transaction. The app allows gun owners to run background checks on the app when they go to establishments with a Federal Firearms License (“FFL”) to purchase firearms. The establishments with FFLs scan the individual’s Veritransfer QR code to complete a background check. The app will then authenticate the gun owner by checking the individual’s valid government attested license and criminal record. The app is accessible to users for a monthly subscription fee.

Going Concern

The accompanying unaudited financial statements have been prepared on a going concern basis in accordance with accounting principles generally accepted in the United States of America (“US GAAP”), which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business. At June 30, 2020, the Company had not yet achieved profitable operations, had an accumulated deficit of $1,855,203 since inception and expects to incur further losses in the development of its business, all of which casts substantial doubt upon the Company’s ability to continue as a going concern and, therefore, that it may be unable to realize its assets and discharge its liabilities in the normal course of business.

The accompanying unaudited financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern. The ability of the Company to continue as a going concern and appropriateness of using the going concern basis is dependent upon, among other things, an additional cash infusion.

Ongoing unfavorable economic conditions worldwide due to the Covid-19 pandemic have led to a low level of liquidity in many financial markets and extreme volatility in the credit and equity markets available to the Company. The Company has obtained funds from both related and unrelated parties since its inception. Management believes this funding will continue and is also actively seeking new investors. Management believes the existing shareholders and prospective new investors will provide the additional cash needed to meet the Company’s obligations as they become due and will allow the development of its core business.

The Company plans to raise capital through the issuance of equity and/or debt financing. There is no assurance that the Company will be successful in securing additional capital. If the Company is unable to achieve projected operating results and/or obtain additional financing, management will be required to curtail growth plans and reduce development activities and this will have a material adverse effect on its business and continuance as a going concern.

VERITRANSFER INC.

Notes to the Financial Statements

June 30, 2020 and 2019

(Unaudited)

2.	SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and also requires disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates made by management include the estimated lives of intangible assets, share based compensation, valuation of deferred income tax assets.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

Intangible Assets

The Company accounts for intangible assets in accordance with ASC 350, Intangibles – Goodwill and Other Intangibles. Intangible assets that have finite lives will be amortized using the straight-line method over their estimated useful lives. In particular, software development costs are accounted for in accordance with ASC 350-40, Intangibles – Goodwill and Other, Internal-Use Software. Software development costs are capitalized when technological feasibility and marketability of the related product has been established. On December 1, 2018, the Company established technological feasibility upon successful completion and testing of the Company’s first working product pilot. Capitalized software costs will be amortized on a product-by-product basis over five years, beginning when the product is available for general release to customers. The company also has trademarks and pending patents included in its intangible assets. The trademarks are indefinite lived assets and the pending patents will be amortized over 20 years when the final patent is granted.

Intangible assets are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of an intangible asset is measured by comparing the carrying amount of the asset to its fair value. If the future value of the asset is lower than its carrying value, the Company recognizes an impairment loss for the amount by which the carrying value of the asset exceeds the related estimated fair value.

Research and Development Costs

The Company engages in a variety of research and development activities and continue to invest to improve and upgrade its internally developed software. Patent applications and related professional fees are capitalized under intangible assets. Consumer research is excluded from research and development costs and included in marketing/consulting costs. Internal costs relating to research and development costs incurred for new software products and enhancements to existing products, other than certain software development costs that qualify for capitalization, are expensed as incurred.

Fair Value Measurements

The book value of cash, accounts payable and accrued liabilities and loan payable approximate their fair values due to the immediate or short-term maturity of those instruments. The fair value hierarchy under US GAAP is based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

VERITRANSFER INC.

Notes to the Financial Statements

June 30, 2020 and 2019

(Unaudited)

Level 1 -	quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 -	observable inputs other than Level I, quoted prices for similar assets or liabilities in active prices whose inputs are observable or whose significant value drivers are observable; and

Level 3 -	assets and liabilities whose significant value drivers are unobservable by little or no market activity and that are significant to the fair value of the assets or liabilities.

The estimated fair value of the Company's common shares is estimated based on recent sales of common shares for cash.

The Company does not have liabilities measured at fair value on a recurring basis.

Earnings (Loss) Per Share

The Company computes net loss per share in accordance with ASC 260, Earnings per Share. ASC 260 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the statement of operations. The basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. For the six months ended June 30, 2020 and 2019, loss per share excludes 2,950,000 (2019 – 750,000) respectively, potentially dilutive common shares (related to outstanding options and warrants) as their effect was anti-dilutive.

Foreign Currency Translation

The functional currency of the Company’s operations is the US dollar. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date and non-monetary items are translated at exchange rates prevailing when the assets were acquired or obligations incurred. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income.

VERITRANSFER INC.

Notes to the Financial Statements

June 30, 2020 and 2019

(Unaudited)

Income Taxes

The Company accounts for income taxes using the asset and liability method. The asset and liability method provides that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

The Company has adopted the provisions of FASB ASC 740, Income Taxes, regarding accounting for uncertainty in income taxes. The Company initially recognizes tax positions in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions are initially and subsequently measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with the tax authority, assuming full knowledge of the position and all relevant facts. Application requires numerous estimates based on available information. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, and its recognized tax positions and tax benefits may not accurately anticipate actual outcomes. As additional information is obtained, there may be a need to periodically adjust the recognized tax positions and tax benefits. These periodic adjustments may have a material impact on the statements of operations. When applicable, the Company classifies penalties and interest associated with uncertain tax positions as a component of income tax expense in its statement of operations.

VERITRANSFER INC.

Notes to the Financial Statements

June 30, 2020 and 2019

(Unaudited)

Share-based Compensation

The Company accounts for stock-based compensation in accordance with the provisions of ASC 718, Stock Compensation, which establishes the accounting for share-based awards and the inclusion of their fair value in net earnings in the respective periods the awards were earned. Consistent with the provisions of ASC 718, the Company estimates the fair value of share purchase options and share purchase warrants using the Black-Scholes option-pricing model at the date of the grant. Fair value is estimated on the date of grant and is then recognized (net of estimated forfeitures) as expense in the statement of operations over the requisite service period (generally the vesting period). The fair value of shares issued as compensation is measured based on the most recent financing price.

New Accounting Pronouncements

Leases

In February 2016, the FASB issued ASU 2016-02, as amended, Leases (Topic 842), which requires a lessee to record a right-of-use asset and a lease liability for all leases with a term greater than twelve months regardless of whether the lease is classified as an operating lease or a financing lease. Effective January 1, 2019, the Company adopted the new standard under the modified retrospective approach, applying the current-period adjustment method. As the Company had no leases, the Company did not record any adjustments on adoption of the new standard.

Fair Value Measurements

In August 2018, the FASB issued ASU No. 2018-13, Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement, which adds the disclosure of the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. Certain alternatives apply. This ASU is effective for interim and annual reporting periods beginning after December 15, 2019. The Company is assessing the impact of this standard.

3.	INTANGIBLE ASSETS

As at June 30, 2020, the Company owns the Veritransfer properties which includes domain names, logos, icons, patents pending and registered trademarks. The software application was developed in house and as at June 30, 2020, the total capitalized research and development costs were as follows:

	June 30, 2020	December 31, 2019
Registered trademarks and other indefinite life intangible assets	$17,401	$16,391
Patents pending	11,591	11,591
Internally developed software	634,813	307,311

Total intangible assets	$663,805	$335,293

Registered trademarks are indefinite life intangible assets. Patents are definite life intangible assets with an estimated useful life of 20 years. Internally developed software are definite life intangible assets with an estimated useful life of five years. As none of the intangible assets are yet completed, no amortization has been recognized.

VERITRANSFER INC.

Notes to the Financial Statements

June 30, 2020 and 2019

(Unaudited)

4.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	June 30, 2020 $	December 31, 2019 $
Trade payables and accrued liabilities	674,012	105,746
Due to related parties (Note 5)	6,206	2,938

Total accounts payable and accrued liabilities	680,218	108,684

5.	RELATED PARTY TRANSACTIONS

During the six months ended June 30, 2020 and 2019, the Company had the following related party transactions and balances:

During the year ended December 31, 2019 and the period from inception (March 13, 2018) to December 31, 2018 management and consulting fees of $13,502 and $12,900, respectively, were charged by the President  of the Company.

The Company issued $375,000 (1,500,000 shares) (2019 - $nil) of bonus shares, respectively, that were granted to its directors and officers during the year ended December 31, 2019. (Note 6(e))

Included in accounts payable and accrued liabilities at June 30, 2020 are amounts advanced by the President of the Company of $6,206 (December 31, 2019 - $2,938). All amounts are non-interest bearing, unsecured and due on demand.

During the six months ended June 30, 2019, the Company received a non-interest bearing due on demand advance of $100,000 from a company controlled by a director of the Company. The advance was repaid in full during the six months ended June 30, 2019.

In October and November 2018, the Company received aggregate non-interest bearing due on demand advances of CAD$34,100 ($26,081) from a company with common directors. The advances were forgiven subsequent to the six months ended June 30, 2020.

VERITRANSFER INC.

Notes to the Financial Statements

June 30, 2020 and 2019

(Unaudited)

6.	SHARE CAPITAL

a)	Authorized:

Preferred Shares

The Company is authorized to issue 100,000,000 preferred shares with a par value of $0.0001 per share. No preferred shares were issued and outstanding as at June 30, 2020.

Common Shares

The Company is authorized to issue 100,000,000 shares of common shares with a par value of $0.0001 per share. As at June 30, 2020, 15,107,000 common shares (December 31, 2019 – 12,967,000) were issued and outstanding.

b)	Share Transactions:

During the six months ended June 30, 2020, the Company completed the following stock transactions:

i)	On April 24, 2020, the Company issued the 1,500,000 bonus common shares that were included as non-current liabilities as at December 31, 2019.

ii)	On May 1, 2020, the Company issued 40,000 common shares to a consultant for services rendered. 30,000 of these common shares were included as non-current liabilities as at December 31, 2019.

iii)	On May 11, 2020, the Company issued 200,000 common shares at $0.25 per share for gross proceeds of $50,000.

iv)	On June 1, 2020, the Company issued 400,000 common shares at $0.25 per share for gross proceeds of $100,000.

During the six months ended June 30, 2019, the Company completed the following stock transactions:

i)	On May 9, 2019, the Company issued 500,000 common shares at $0.25 per share for gross proceeds of $125,000.

ii)	On May 31, 2019, the Company issued 200,000 common shares at $0.25 per share for gross proceeds of $50,000.

iii)	The Company received $5,000 share subscription in advance.

c)	Share purchase options:

The Company has granted stock options under the terms of its Stock Option Plan (the “Plan”). The Plan provides that the directors of the Company may grant options to purchase common shares to directors, officers, employees and service providers of the Company on terms that the directors of the Company may determine are within the limitations set forth in the Plan. The maximum number of shares available under the Plan is limited to 15% of the issued common shares. The maximum term of stock options is ten years. All stock options vest on the date of grant, unless otherwise stated. As at June 30, 2020, the Company had 2,266,050 stock options available for grant pursuant to the Plan (December 31, 2019 – 1,945,050).

The 2018 Plan is administered by the Board of Directors. At the discretion of the Board of Directors, the Company may from time to time grant options to permitted consultants for services rendered, in lieu of cash payments. The option price is set by the Board of Directors on the date of the grant. The Board of Directors determine the vesting periods.

VERITRANSFER INC.

Notes to the Financial Statements

June 30, 2020 and 2019

(Unaudited)

Changes in share purchase options during the six months ended June 30, 2020 and the year ended December 31, 2019 are as follows:

	Number Outstanding #	Weighted Average Exercise Price
Balance outstanding at December 31, 2018	750,000	0.08
Granted	600,000	$0.25

Balance outstanding at December 31, 2019	1,350,000	0.15
Granted	400,000	0.25

Balance outstanding and exercisable at June 30, 2020	1,750,000	$0.12

Summary of share purchase options outstanding at June 30, 2020:

	Number Outstanding and Exercisable #	Exercise Price USD$ or CAD$	Expiry Date	Remaining Contractual Life (Years)
Share purchase options	600,000	USD$0.25	May 31, 2021	0.92
Share purchase options	750,000	CAD$0.10	June 20, 2023	2.97
Share purchase options	400,000	USD$0.25	June 30, 2022	2.00

Subsequent to the period end, 750,000 options with an exercise price of CAD$0.10 per common share were exercised for proceeds of CAD$75,000 ($55,261).

For the three and six months ended June 30, 2020, the Company had recorded share-based compensation expense, arising from options and issuance of shares to a consultant for services provided, of $55,621 and $55,621, respectively, (2019 -- $nil and $nil, respectively).

The weighted average fair value of share purchase options granted during the six months ended June 30, 2020 and 2019 was estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

	2020	2019
Share price	$0.25	-
Exercise price	$0.25	-
Risk-free interest rate	1.80%	-
Expected life	2.02 years	-
Expected volatility*	100%	-
Expected dividends	Nil	-

* Based upon management’s estimate of peer group volatility.

VERITRANSFER INC.

Notes to the Financial Statements

June 30, 2020 and 2019

(Unaudited)

d)	Share purchase warrants:

During the year ended December 31, 2019, the Company issued 1,200,000 share purchase warrants to a non-employee consultant for services.

Changes in share purchase warrants during the six months ended June 30, 2020 and the year ended December 31, 2019 are as follows:

	Number Outstanding	Weighted Average Exercise Price
Balance outstanding at December 31, 2018	-	-
Issued	1,200,000	$0.25

Balance outstanding and exercisable at December 31, 2019	1,200,000	$0.25
Balance outstanding and exercisable at June 30, 2020	1,200,000	$0.25

Summary of share purchase warrants outstanding at June 30, 2020:

	Number Outstanding and Exercisable	Exercise Price	Expiry Date	Remaining Contractual Life (Years)
Share purchase warrants	1,200,000	$0.25	July 11, 2024	4.03

During the year ended December 31, 2019, the Company recorded share-based payments in the statement of operations of $224,549 (2018 - $nil) with respect to share purchase warrants. The weighted average fair value of share purchase warrants granted during year ended December 31, 2019 was estimated using the Black-Scholes option pricing model with the following weighted average assumptions: share price - $0.25; exercise price - $0.25; risk-free interest rate – 1.82%, expected life – 5.0 years; estimated volatility – 100%; and expected dividends - $nil.

e)	Commitment to issue shares:

On July 11, 2019, the Company agreed to issue 1,500,000 bonus common shares to two directors and a consultant of the Company as compensation at the fair value $0.25 per share or $375,000. This amount is included as a non-current liability as at December 31, 2019 with a corresponding share-based compensation amount in the statement of operations. On April 24, 2020, the Company issued the 1,500,000 common shares.

During the year ended December 31, 2019, the Company agreed to issue 40,000 common shares to a consultant for services from October 1, 2019 to January 31, 2020. At December 31, 2019, the Company recognized a commitment to issue shares of 30,000 common shares at the fair value of $0.25 per share or $7,500. This amount is included as a non-current liability as at December 31, 2019 with a corresponding share-based compensation amount in the statement of operations. On May 1, 2020, the Company issued the 40,000 common shares.

VERITRANSFER INC.

Notes to the Financial Statements

June 30, 2020 and 2019

(Unaudited)

7.	COMMITMENTS AND CONTINGENCIES

Contingencies

From time to time, the Company may become involved in various investigations, claims and legal proceedings that arise in the ordinary course of business. These matters may relate to product liability, employment, intellectual property, tax, regulation, contract or other matters. The resolution of these matters as they arise will be subject to various uncertainties and, even if such claims are without merit, could result in the expenditure of financial and managerial resources. While unfavorable outcomes are possible, based on available information, the Company generally does not believe the resolution of these matters will result in a material adverse effect on the business, financial condition, or results of operations.

8.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events, as defined by ASC 855, formerly SFAS 165, Subsequent Events, through the date that the financial statements are issued, August 30, 2020.

Subsequent to June 30, 2020:

i)	In July 2020, CAD$34,100 ($26,081 at December 31, 2019) of loans payable to a related party were forgiven by the lender.

ii)	On July 8, 2020, 750,000 share purchase options at CAD$0.10 per share were exercised for proceeds of C$75,000 ($55,261).

iii)	In August 2020, the Company issued 500,000 common shares at $0.50 per share for gross proceeds of $250,000.

PART III

INDEX TO EXHIBITS

2.1 Articles of Incorporation**

2.2 Bylaws**

4. Form of Subscription Agreement

6.1 Stock Option Plan**

6.2 Dalmore Broker-Dealer Agreement**

6.3 Business Advisory and Fractional CFO Engagement Letter for Ralph Proceviat

11. Consent of DeCoria, Maichel & Teague PS

12. Validity Opinion of O'Neill Law LLP

**	Previously filed.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Henderson, Nevada, on October 16, 2020.

Veritransfer Inc.

/s/ Mark Lawson

By Mark Lawson, President

Veritransfer Inc.

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Mark Lawson

By Mark Lawson, principal executive officer and Director

Date: October 16, 2020

/s/ Ralph Proceviat

By, Ralph Proceviat, Chief Financial Officer and principal accounting officer

Date: October 16, 2020

/s/ Nico Civelli

By Nico Civelli, Director

Date: October 16, 2020